Filed Pursuant to Rule 424(b)(5)
Registration No. 333-233018

SUBJECT TO COMPLETION, DATED OCTOBER 28, 2020

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus Supplement

Prospectus Supplement to Prospectus dated August 5, 2019

$250,000,000

Allakos Inc.

Common Stock

We are offering $250,000,000 of shares of our common stock in this offering. Our common stock is traded on the Nasdaq Global Select Market under the symbol “ALLK.”

Assuming a public offering price of $91.06 per share, the last reported sale of our common stock on October 26, 2020, as reported on the Nasdaq Global Select Market, we would offer 2,745,442 shares of our common stock in this offering.

Investing in our common stock involves risks. Please read “Risk Factors” beginning on page S-12 of this prospectus supplement, page 2 of the accompanying prospectus and in the documents incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Public Offering Price	$	$
Underwriting Discounts and Commissions(1)	$	$
Proceeds to us before expenses	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting” for a description of the compensation payable to the underwriters.

Delivery of the shares of common stock is expected to be made on or about                , 2020. We have granted the underwriters an option for a period of 30 days to purchase up to $37,500,000 of additional shares. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $                , and the total proceeds to us, before expenses, will be $                .

Jefferies	BofA Securities	SVB Leerink

LifeSci Capital	William Blair

Prospectus Supplement dated                , 2020

Prospectus Supplement

Prospectus

Unless we have indicated otherwise, references in this prospectus supplement to “Allakos,” “we,” “us,” “our” and similar terms refer to Allakos Inc.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We and the underwriters have not authorized anyone to provide you any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate or complete as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the Securities and Exchange Commission (“SEC”). This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

S-ii

SUMMARY

This summary highlights information contained or incorporated by reference elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision to purchase our common stock, especially the risks of investing in our common stock discussed in the section titled “Risk Factors” in this prospectus supplement as well as the risk factors and financial statements and notes to those financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

Allakos Inc.

We are a clinical stage biotechnology company developing lirentelimab (AK002), formerly known as antolimab, our wholly owned monoclonal antibody, for the treatment of various mast cell and eosinophil related diseases. Lirentelimab (AK002) selectively targets both mast cells and eosinophils, two types of white blood cells that are widely distributed in the body and play a central role in the inflammatory response. Inappropriately activated mast cells and eosinophils have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. Our initial focus is on eosinophilic gastrointestinal diseases which include eosinophilic gastritis (“EG”), eosinophilic duodenitis (“EoD”) which has also been referred to as eosinophilic gastroenteritis (“EGE”), and eosinophilic esophagitis (“EoE”); in addition, lirentelimab (AK002) has the potential to treat a large number of severe diseases. Lirentelimab (AK002) has received orphan disease status for EG, EoD/EGE, and EoE from the U.S. Food and Drug Administration (the “FDA”). Lirentelimab (AK002) completed a randomized, double-blind, placebo-controlled Phase 2 study in patients with EG and/or EoD (the “ENIGMA study”). The ENIGMA study met all prespecified primary and secondary endpoints when compared to placebo and results were recently published in the New England Journal of Medicine. Additionally, patients in the ENIGMA study with co-morbid EoE showed histologic and symptomatic improvement when treated with lirentelimab (AK002) compared to placebo. Based on the results from the ENIGMA study and end of Phase 2 meeting with the FDA, we began enrollment of a Phase 3 study in patients with EG and/or EoD and a Phase 2/3 study in patients with EoE. We expect results from these trials in the second half of 2021.

Despite the knowledge that mast cells and eosinophils drive many pathological conditions, there are no approved therapies that selectively target both mast cells and eosinophils. Lirentelimab (AK002) binds to Siglec-8, an inhibitory receptor found on mast cells and eosinophils, which represents a novel way to selectively inhibit or deplete these important immune cells and thereby potentially resolve inflammation. We believe lirentelimab (AK002) is the only Siglec-8 targeting antibody currently in clinical development and may have advantages over current treatment options available to patients for the diseases we are pursuing.

Our lead indication is EG and/or EoD, which are chronic, often severe, inflammatory diseases characterized by persistent gastrointestinal symptoms and elevated and activated eosinophils in the stomach and/or, duodenum, respectively. Emerging data suggests that activated mast cells also contribute to disease pathogenesis. Common symptoms of the diseases include abdominal pain, nausea, diarrhea, bloating, cramping, early satiety, loss of appetite, vomiting and weight loss. There are no treatments approved specifically for these diseases. Treatment with systemic steroids can provide symptomatic improvement, but long-term treatment with steroids is generally not possible due to the numerous side effects. Published literature reports the prevalence of EG and EoD in the United States to be approximately 50,000 people. However, we believe that these diseases may be significantly underdiagnosed or misdiagnosed as other gastrointestinal diseases.

Initial evidence of underdiagnosis came from the ENIGMA study. During the enrollment phase of the ENIGMA study, our investigational sites screened 51 patients that had not been previously diagnosed with an eosinophil-associated gastrointestinal disorder (“EGID”). Many of these patients, identified as potential study candidates after presenting with chronic gastrointestinal symptoms, had received prior diagnoses of irritable bowel syndrome (“IBS”), functional dyspepsia (“FD”), or nonspecific gastritis. Of the 51 patients with no prior EGID diagnosis, 26 met the symptomatic threshold and received biopsies. Of the 26 patients biopsied, 15 patients (58%) were found to have EG or EoD and were therefore eligible for enrollment in the ENGIMA study, representing 29% (15 of 51) of patients screened. The high rate of discovery among previously undiagnosed patients suggested that some patients with chronic gastrointestinal symptoms (including those with IBS, FD or nonspecific gastritis) may have EG and/or EoD. More recently, we have confirmed these findings in a prospective study in over 500 patients examining the rates of elevated eosinophil and mast cell levels in patients with chronic unexplained gastrointestinal symptoms or functional gastrointestinal disorders (“FGIDs”) such as IBS and FD, as further described under “Recent Developments–Prevalence Study.” The results suggest that EG and EoD might be significantly underdiagnosed.

Our other late stage trial is in EoE, a severe orphan gastrointestinal disease characterized by dysphagia (difficulty swallowing), nausea, and vomiting resulting from inflammation caused by elevated and inappropriately activated mast cells and eosinophils. Lirentelimab (AK002) has received orphan drug designation for EoE from the FDA. The estimated prevalence of EoE in the United States is approximately 150,000-200,000 patients and there are no treatments currently approved specifically for this disease.

Lirentelimab (AK002) also showed promising activity in clinical studies in chronic urticaria (“CU”), indolent systemic mastocytosis (“ISM”), severe allergic conjunctivitis (“SAC”), and mast cell gastrointestinal disease (“MGID”). In addition, improvements were also observed in atopic comorbidities such as asthma, atopic dermatitis, and allergic rhinitis. The activity observed in these studies suggests that lirentelimab (AK002) could provide significant benefit to patients suffering from these diseases and highlights the potential of lirentelimab (AK002) to broadly inhibit mast cells and deplete eosinophils in different disease settings. We have completed studies in the indications shown in bold in Figure 1.

Figure 1. Select Eosinophil and Mast Cell Related Diseases

To date, lirentelimab (AK002) has been administered intravenously in our clinical efficacy studies. Lirentelimab (AK002) has generally been well-tolerated in each of our clinical trials. The most common adverse event has been the occurrence of mild to moderate infusion related reactions, consisting of flushing, feeling of warmth, headache, nausea or dizziness, which occurred mostly during the first infusion and diminished or did not occur on subsequent infusions. We also have developed a high concentration formulation of lirentelimab (AK002) for subcutaneous administration, as further described under “Recent Developments—Phase 1 Study of Subcutaneously Administered Lirentelimab (AK002).”

Actual results or events could differ materially from these expectations and are subject to risks and uncertainties, including those set forth under the heading “Risk Factors” in this prospectus supplement and in our filings with the SEC that are incorporated by reference herein. In particular, the COVID-19 global pandemic has created uncertainties in the expected development timelines for clinical stage biotechnology companies such as us, and because of such uncertainties, it is extremely difficult for us to accurately predict our expected timelines for conducting these studies at this time.

Recent Developments

Prevalence Study

We recently reported data from a prospective study examining the rates of elevated eosinophil and mast cell levels in 556 patients with chronic unexplained gastrointestinal symptoms or FGIDs such as IBS and FD. The results suggest that EG and EoD may be significantly underdiagnosed.

Prevalence Study Design

This prospective, multi-center study assessed eosinophil and mast cell levels in biopsies obtained from patients with active, chronic unexplained gastrointestinal symptoms or FGIDs. Inclusion in the study required patients to have ≥ 6-month history of abdominal pain, abdominal cramping, nausea, vomiting, diarrhea, bloating and/or early satiety without identifiable cause and unresponsive to pharmacologic or dietary intervention, or a diagnosis of IBS or FD. Gastric and duodenal biopsies were performed in patients who had an average weekly single symptom severity score ≥3 for abdominal pain, abdominal cramping, nausea, vomiting, diarrhea, bloating or early satiety and a total symptom severity score ≥ 10 as assessed by the patient reported outcome (“PRO”) questionnaire used in our Phase 2 (ENIGMA) and Phase 3 EG and/or EoD studies

The primary endpoints were:

∎

The proportion of symptomatic patients that underwent biopsy and met the histologic criteria for EG and/or EoD (≥30 eosinophils/HPF in five HPFs of the stomach or ≥30 eosinophils/HPF in three HPFs of the duodenum, respectively).

∎

The proportion of symptomatic patients that underwent biopsy with ≥30 mast cells/HPF in five gastric HPFs and/or ≥30 mast cells/HPF in three duodenal HPFs and < 30 eosinophils/HPF, referred to as MGID.

Prevalence Study Results

In this study, 73% (405 of 556) of patients screened met the symptom severity criteria and underwent endoscopy with biopsy. Of the patients biopsied, 45% (181 of 405) met the histologic criteria for EG and/or EoD, representing 33% (181 of 556) of patients screened. In addition, 50% (204 of 405) of patients biopsied had ≥30 mast cells/HPF and < 30 eosinophils/high powered field (“HPF”) (MGID). Since many people in the United States and worldwide suffer from chronic unexplained gastrointestinal symptoms or FGIDs, the results from these studies suggest that EG and/or EoD may be more common than previously documented in the literature.

Results are presented below:

Entered Screening, N	556
Met Symptom Criteria for Biopsy, n	405
Met Histologic Criteria for EG/EoD[1], n (%)	181/405	(45%)
Met Histologic Criteria for MGID[2], n (%)	204/405	(50%)
Neither, n (%)	20/405	(5%)

[1]	Patients with ≥30 eosinophils/HPF in five gastric HPFs and/or ≥30 eosinophils/HPF in three duodenal HPFs

[2]	Patients ≥30 mast cells/HPF in five gastric HPFs and/or ≥30 mast cells/ HPF in three duodenal HPFs; < 30 eosinophils/HPF

Phase 1 Study of Subcutaneously Administered Lirentelimab

We also recently announced results from a Phase 1 Study of subcutaneously administered lirentelimab in healthy volunteers. Based on these results, we intend to investigate monthly dosing of the subcutaneous formulation of lirentelimab in patients with EG, EoD, EoE and other diseases.

Phase 1 Study Design

The randomized, double-blind, placebo-controlled, single dose, dose ranging Phase 1 Study was designed to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of subcutaneous (“SC”) lirentelimab in healthy volunteers over 85 days. Subjects enrolled in subcutaneously administered cohorts received a single SC dose of one of the following: 0.3, 1.0, 3.0, 5.0 mg/kg of lirentelimab, a 2 mL dose containing 300 mg of lirentelimab, or placebo. Bioavailability of SC lirentelimab was determined by comparing SC cohorts to cohorts that received intravenously (“IV”) administered lirentelimab.

Phase 1 Study Results

Bioavailability of SC lirentelimab was 63%. Subcutaneously administered lirentelimab resulted in extended eosinophil suppression at all dose levels tested. At dose levels of 3.0 and 5.0 mg/kg and with the fixed dose of 300 mg, SC lirentelimab resulted in eosinophil suppression in all subjects through Day 85.

Blood Eosinophil Levels Over Time

ROUTE	DOSE COHORT	N	MEDIAN BLOOD EOSINOPHILS 103/ML
			BL	1 HR	3 HR	DAY 15	DAY 35	DAY 56	DAY 85
SC	Placebo	10	100	100	200	200	100	200	100
	0.3 mg/kg	6	110	200	20	0	0	50	100
	1.0 mg/kg	6	150	0	0	0	0	0	50
	3.0 mg/kg	6	150	0	0	0	0	0	0
	5.0 mg/kg	6	100	0	0	0	0	0	0
	300 mg	6	100	0	0	0	0	0	0
IV	1.0 mg/kg	6	100	0	0	0	0	0	0
	3.0 mg/kg	12	100	0	0	0	0	0	0

Subcutaneously administered lirentelimab was well tolerated. Across all SC and IV lirentelimab cohorts there were no serious adverse events, no injection site reactions, no injection reactions and no infusion-related reactions. One subject receiving placebo reported an injection reaction (mild flushing two hours post-injection).

Preliminary Financial Results

On October 27, 2020, we announced our expected financial results for the three months ended September 30, 2020. Our financial results for the three months ended September 30, 2020 are not yet complete and will not be available until after the completion of this offering. Accordingly, we are presenting certain estimated unaudited financial results for the three months ended September 30, 2020. Our estimated results contained in this prospectus supplement are forward-looking statements based solely on information available to us as of the date of this prospectus supplement and may differ materially from actual results. Actual results remain subject to the completion of management’s and our audit committee’s reviews and our other financial closing procedures, as well as the completion of the audit of our annual consolidated financial statements.

Accordingly, you should not place undue reliance on this preliminary data. Please refer to “Special Note Regarding Forward-Looking Statements”. These preliminary results should be read in conjunction with the consolidated financial statements and related notes thereto incorporated by reference in this prospectus supplement. For additional information, please see the section of this prospectus supplement titled “Risk Factors”.

The preliminary estimated unaudited financial results included in this prospectus supplement have been prepared by and are the responsibility of our management. Our independent registered public accounting firm, Ernst & Young LLP, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial results. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

We estimate that net loss will be between $40.0 million and $50.0 million for the three months ended September 30, 2020 as compared to $21.7 million for the three months ended September 30, 2019, an increase of between $18.3 million and $28.3 million.

We estimate that cash, cash equivalents and investments in marketable securities will be $419.8 million as of September 30, 2020.

The preliminary estimated unaudited financial results disclosed above reflect management’s estimates based solely upon information available as of the date of this prospectus supplement and are not a comprehensive statement of our financial results for the three months ended September 30, 2020. The information presented herein should not be considered a substitute for the financial information to be filed with the SEC in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 once it becomes available. We have no intention or obligation to update the preliminary estimated unaudited financial results in this prospectus supplement prior to filing our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and our Quarterly Report on Form 10-Q will not be filed until after this offering is complete.

Impact of COVID-19 on Our Business

The pandemic caused by an outbreak of a novel coronavirus causing a disease known as COVID-19 (“COVID-19”) has resulted, and is likely to continue to result, in significant national and global economic disruption and may have an adverse impact on our operations, supply chains and distribution systems or those of our contractors, and increase our expenses, including as a result of impacts associated with preventive and precautionary measures that are being taken, such as restrictions on travel, quarantine polices and social distancing. For example, the ability of our employees or those of our contractors to work has been and is likely to continue to be adversely affected. Moreover, we and our contractors may experience disruptions in supply of items that are essential for our research and development activities, including, for example, raw materials used in the manufacturing of our product candidates or medical and laboratory supplies used in our clinical trials or preclinical studies, in each case, for which there may be shortages because of ongoing efforts to address the outbreak. In addition, enrollment for our clinical studies may be adversely affected and the completion of such studies may be delayed. For additional information, see “Risk Factors–Risks Related to Our Financial Position and Need for Additional Capital–Our business may be adversely affected by health epidemics, including the recent coronavirus outbreak.”

Summary Risks Associated with Our Business

Investing in our common stock involves numerous risks described in “Risk Factors” and elsewhere in this prospectus supplement. You should carefully consider these risks before making a decision to invest in our common stock. Key risks include, but are not limited to, the following:

∎

we are engaged in clinical drug development and have a limited operating history and no products approved for commercial sale, which may make it difficult for you to evaluate our current business and predict our future success and viability;

∎	we have incurred significant net losses since inception and we expect to continue to incur significant net losses for the foreseeable future;

∎	our ability to generate revenue and achieve profitability depends significantly on our ability to achieve a number of objectives;

∎	our business may be adversely affected by health epidemics, including the recent coronavirus outbreak;

∎

we are dependent on the success of our lead compound, lirentelimab (AK002), which is currently in multiple clinical trials, and if we are unable to obtain approval for and commercialize lirentelimab (AK002) for one or more indications in a timely manner, our business could be materially harmed;

∎	if we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary marketing approvals could be delayed or prevented;

∎

the regulatory approval processes of the FDA, European Medicines Agency (“EMA”) and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for our product candidates, we will be unable to generate product revenue and our business will be substantially harmed;

∎	we may be unable to obtain U.S. or foreign regulatory approval and, as a result, unable to commercialize our product candidates;

∎

our clinical trials may reveal significant adverse events, toxicities or other side effects and may result in a safety profile that could inhibit regulatory approval or market acceptance of any of our product candidates;

∎

our success is highly dependent on the services of our Chief Executive Officer, Dr. Robert Alexander, and our President and Chief Operating Officer, Dr. Adam Tomasi, and our ability to attract and retain highly skilled executive officers and employees;

∎

if we are unable to establish sales or marketing capabilities or enter into agreements with third-parties to sell or market our product candidates, we may not be able to successfully sell or market our product candidates that obtain regulatory approval;

∎	in order to successfully implement our plans and strategies, we will need to grow the size of our organization, and we may experience difficulties in managing this growth;

∎	if we are unable to obtain or protect intellectual property rights, we may not be able to compete effectively in our market;

∎	we may not be able to protect our intellectual property rights throughout the world;

∎	changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates;

∎

we rely on third-parties to conduct our clinical trials and those third-parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research and studies;

∎

we contract with third-parties for the production of our product candidates for preclinical studies and, in the case of lirentelimab (AK002), our ongoing clinical trials, and expect to continue to do so for additional clinical trials and ultimately for commercialization, and this reliance on third-parties increases the risk that we will not have sufficient quantities of our product candidates or drugs or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts;

∎

we may not gain the efficiencies we expect from further scale-up of manufacturing of lirentelimab (AK002), and our third-party manufacturers may be unable to successfully scale-up manufacturing in sufficient quality and quantity for lirentelimab (AK002) or our other product candidates, which could delay or prevent the conducting of our clinical trials or the development or commercialization of our other product candidates;

∎	if we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business;

∎

our business activities may be subject to the Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act 2010 (“UK Bribery Act”), and other similar anti-bribery and anti-corruption laws of other countries in which we operate;

∎	we may experience disruptions and delays or incur financial damages as a result of system failures or security breaches;

∎	the market price of our stock may continue to be volatile, which could result in substantial losses for investors;

∎	our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or our guidance;

∎	purchasers in this offering will experience immediate and substantial dilution in the book value of their investment; and

∎	the other factors discussed under “Risk Factors” beginning on page S-12.

THE OFFERING

Issuer	Allakos Inc., a Delaware corporation

Common stock we are offering	$250,000,000 of shares (or $287,500,000 of shares if the underwriters exercise their option to purchase additional shares in full).

Common stock to be outstanding after this offering	51,658,911 shares (or 52,070,727 shares if the underwriters exercise their option to purchase additional shares in full), based on an assumed public offering price of $91.06 per share, which was the last reported sale price of our common stock on NASDAQ on October 26, 2020.

Use of proceeds	We expect to receive net proceeds from this offering of approximately $236.1 million (or approximately $271.6 million if the underwriters exercise their option to purchase additional shares in full) after deducting the underwriting discounts and commissions and our estimated offering expenses. The estimated net proceeds are based on an assumed public offering price of $91.06 per share, which was the last reported sale price of our common stock on October 26, 2020 on NASDAQ. Each $1,000,000 increase or decrease in aggregate dollar value of shares offered by us, as set forth on the cover page of this prospectus supplement, would increase or decrease, as applicable, our net proceeds from this offering by approximately $947,500, after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to use the net proceeds from this common stock offering for general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page S-12 and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before investing in our common stock.

Trading symbol	Our common stock is listed on the Nasdaq Global Select Market under the symbol “ALLK”.

The number of shares of common stock that will be outstanding after this offering is based on 48,913,469 shares of common stock outstanding as of June 30, 2020, and excludes the following:

∎	7,016,005 shares of common stock issuable upon exercise of options to purchase shares of our common stock outstanding as of June 30, 2020, at a weighted-average exercise price of $13.73 per share;

∎	584,440 shares of common stock issuable upon vesting of restricted stock unit awards (“RSUs”) outstanding as of June 30, 2020;

∎	61,940 shares of common stock issuable upon exercise of options to purchase shares of our common stock that we granted after June 30, 2020, at a weighted-average exercise price of $77.07 per share;

∎	30,370 shares of common stock issuable upon vesting of RSUs that we granted after June 30, 2020;

∎	7,373,600 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of:

∎

6,079,133 shares of common stock reserved for future issuance under our 2018 Equity Incentive Plan (the “2018 Plan”) and shares that become available under the 2018 Plan pursuant to provisions thereof that automatically increase the share reserves under such plan each year; and

∎

1,294,467 shares of common stock reserved for future issuance under our 2018 Employee Stock Purchase Plan (the “2018 ESPP”) and shares that become available under the 2018 ESPP pursuant to provisions thereof that automatically increase the share reserves under such plan each year.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase from us additional shares of common stock in this offering.

SUMMARY CONSOLIDATED FINANCIAL DATA

The summary consolidated statements of operations and comprehensive loss for the years ended December 31, 2017, 2018 and 2019 shown below are derived from our audited financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus supplement and should be read in conjunction with such financial statements and the notes thereto. The statements of operations and comprehensive loss data for the six months ended June 30, 2019 and 2020 shown below are derived from our unaudited interim financial statements that are included in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, which is incorporated by reference into this prospectus supplement and have been prepared in accordance with generally accepted accounting principles in the United States on the same basis as the annual audited financial statements. In the opinion of management, the unaudited data reflects all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information in those statements. The statements of operations and comprehensive loss data presented below should be read in conjunction with such financial statements and the notes thereto. The historical results presented below are not necessarily indicative of financial results to be achieved in future periods and results for the six months ended June 30, 2020 are not necessarily indicative of results to be expected for the full years.

	YEAR ENDED DECEMBER 31,			SIX MONTHS ENDED JUNE 30,
(in thousands, except per share data)	2017	2018	2019	2019	2020
Statements of Operations Data:
Operating expenses
Research and development	$18,506	$33,287	$61,858	$29,209	$46,631
General and administrative	3,748	12,434	29,560	11,775	23,646

Total operating expenses	22,254	45,721	91,418	40,984	70,277

Loss from operations	(22,254)	(45,721)	(91,418)	(40,984)	(70,277)
Interest income (expense), net	(1,302)	2,375	6,201	2,001	3,273
Other expense, net	(287)	(192)	(155)	(42)	(112)

Loss before benefit from income taxes	(23,843)	(43,538)	(85,372)	—	—
Provision for (benefit from) income taxes	(291)	—	—	—	—

Net loss	(23,552)	(43,538)	(85,372)	(39,025)	(67,116)
Unrealized gain (loss) on marketable securities, net of tax	—	(15)	152	129	650

Comprehensive loss	$(23,552)	$(43,553)	$(85,220)	$(38,896)	$(66,466)

Net loss per common share:
Basic and diluted	$(14.54)	$(2.20)	$(1.89)	$(0.91)	$(1.38)

Weighted-average number of common shares outstanding:
Basic and diluted	1,620	19,833	45,191	42,868	48,753

Our consolidated balance sheet data as of June 30, 2020 is presented (1) on an actual basis and (2) on an as-adjusted basis to give effect to the sale of the shares of common stock offered hereby, as set forth on the cover page of this prospectus supplement (assuming the underwriters do not exercise their option to purchase additional shares), based on an assumed public offering price of $91.06 per share, which was the last reported sale price of our common stock on October 26, 2020, after deducting the underwriting discounts and commissions and our estimated offering expenses.

	AS OF JUNE 30, 2020
(in thousands)	ACTUAL	AS ADJUSTED(1)
	(Unaudited)
Cash, cash equivalents and investments in marketable securities	$454,946	$691,021
Working capital	438,703	674,778
Total assets	474,457	710,532
Total liabilities	27,454	27,454
Accumulated deficit	(256,600)	(256,600)
Total stockholders’ equity	447,003	683,078

(1)	Each $1,000,000 increase or decrease in the aggregate dollar value of shares offered by us, as set forth on the cover page of this prospectus supplement, would increase or decrease, as applicable, our cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $947,500, after deducting the estimated underwriting discounts and commissions and our estimated offering expenses. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this common stock offering and other terms of this common stock offering determined at pricing.

RISK FACTORS

Investing in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus supplement, the accompanying prospectus and in documents that we incorporate by reference, you should carefully consider the risks discussed below. The risks and uncertainties discussed below are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Financial Position and Need for Additional Capital

We are engaged in clinical drug development and have a limited operating history and no products approved for commercial sale, which may make it difficult for you to evaluate our current business and predict our future success and viability.

We are a clinical stage biopharmaceutical company with a limited operating history. We were incorporated and commenced operations in 2012, have no products approved for commercial sale and have not generated any revenue. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, identifying and developing potential product candidates, conducting preclinical and clinical studies of our product candidates, including Phase 1 and Phase 2 clinical trials of lirentelimab (AK002), our lead compound. All of our product candidates currently under development, other than lirentelimab (AK002), are in preclinical development. We have not yet demonstrated our ability to successfully complete any large-scale, pivotal clinical trials, obtain marketing approvals, manufacture a commercial-scale drug or arrange for a third-party to do so on our behalf or conduct sales and marketing activities. As a result, it may be more difficult for you to accurately predict our future success or viability than it could be if we had a longer operating history.

In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by clinical stage biopharmaceutical companies in rapidly evolving fields. We also may need to transition from a company with a research focus to a company capable of supporting commercial activities. We have not yet demonstrated an ability to successfully overcome such risks and difficulties, or to make such a transition. If we do not adequately address these risks and difficulties or successfully make such a transition, our business will suffer.

We have incurred significant net losses since inception and we expect to continue to incur significant net losses for the foreseeable future.

We have incurred net losses in each reporting period since our inception, have not generated any revenue to date and have financed our operations principally through the sale and issuance of common stock and preferred stock. Our net losses were $85.4 million for the years ended December 31, 2019 and $67.1 million for the six months ended June 30, 2020. As of June 30, 2020, we had an accumulated deficit of $256.6 million. We have devoted substantially all of our resources and efforts to research and development. Our lead compound, lirentelimab (AK002), is in clinical development, and our other product candidates are in preclinical development. As a result, we expect that it will be several years, if ever, before we generate revenue from product sales. Even if we succeed in receiving marketing approval for and commercializing one or more of our product candidates, we expect that we will continue to incur substantial research and development and other expenses in order to develop and market additional potential products.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter-to-quarter such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our working capital and our ability to achieve and maintain profitability.

Our ability to generate revenue and achieve profitability depends significantly on our ability to achieve a number of objectives.

Our business depends entirely on the successful development and commercialization of our product candidates. We currently generate no revenues from sales of any products. We have no products approved for commercial sale and do not anticipate generating any revenue from product sales until sometime after we have successfully completed clinical development and received marketing approval for the commercial sale of a product candidate, if ever. Our ability to generate revenue and achieve profitability depends significantly on our ability to achieve a number of objectives, including:

∎	successful and timely completion of preclinical and clinical development of our lead compound, lirentelimab (AK002), and any other future product candidates;

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timely receipt of marketing approvals for lirentelimab (AK002) and any future product candidates for which we successfully complete clinical development and clinical trials from applicable regulatory authorities;

∎	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

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developing an efficient and scalable manufacturing process for lirentelimab (AK002) and any future product candidates, including establishing and maintaining commercially viable supply and manufacturing relationships with third-parties to obtain finished products that are appropriately packaged for sale;

∎	successful launch of commercial sales following any marketing approval, including the development of a commercial infrastructure, whether in-house or with one or more collaborators;

∎	a continued acceptable safety profile following any marketing approval;

∎	commercial acceptance of lirentelimab (AK002) and any future product candidates as viable treatment options by patients, the medical community and third-party payors;

∎	addressing any competing technological and market developments;

∎	identifying, assessing, acquiring and developing new product candidates;

∎	obtaining and maintaining patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;

∎	protection of our rights in our intellectual property portfolio, including our licensed intellectual property;

∎	negotiating favorable terms in any collaboration, licensing or other arrangements that may be necessary to develop, manufacture or commercialize our product candidates; and

∎	attracting, hiring and retaining qualified personnel.

We may never be successful in achieving our objectives and, even if we do, may never generate revenue that is significant or large enough to achieve profitability. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would decrease the value of our company and could impair our ability to maintain or further our research and development efforts, raise additional necessary capital, grow our business and/or continue our operations.

We will require substantial additional capital to finance our operations. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and drug development programs or future commercialization efforts.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years to complete. We expect our expenses to increase in connection with our ongoing activities, particularly as we conduct clinical trials of, and seek marketing approval for, lirentelimab (AK002) and our other product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialization expenses related to drug sales, marketing, manufacturing and distribution. We have also incurred and expect to continue to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in order to maintain our continuing operations. If we are unable to raise capital when needed or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and drug development programs or future commercialization efforts.

As of June 30, 2020, we had $454.9 million in cash, cash equivalents and investments in marketable securities, which includes proceeds from our July 2018 initial public offering and concurrent private placement that we completed on July 23, 2018 and from our subsequent follow-on offering in August 2019. We believe that our existing cash, cash equivalents and investments in marketable securities will enable us to fund our operating expenses and capital expenditure requirements through at least the next 12 months. Our estimate as to how long we expect our existing cash, cash equivalents and investments in marketable securities to continue to fund our operations is based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Changing circumstances, some of which may be beyond our control, could cause us to consume capital significantly faster than we currently anticipate, and we may need to seek additional funds sooner than planned.

We plan to use our existing cash, cash equivalents and investments in marketable securities to fund our development of lirentelimab (AK002) and for other research and development activities, working capital and other general corporate purposes. This may include additional research, hiring additional personnel, capital expenditures and the costs of operating as a public company. Advancing the development of lirentelimab (AK002) and any other product candidates will require a significant amount of capital. Our existing cash, cash equivalents and investments in marketable securities will not be sufficient to fund all of the actions that are necessary to complete the development of lirentelimab (AK002) or any of our other product candidates. We will be required to obtain further funding through public or private equity offerings, debt financings, collaborations and licensing arrangements or other sources, which may dilute our stockholders or restrict our operating activities. We do not have any committed external source of funds. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategy.

Risks Related to the Discovery, Development and Commercialization of Our Product Candidates

Our business may be adversely affected by health epidemics, including the recent coronavirus outbreak.

In December 2019, an outbreak of a novel coronavirus causing a disease known as COVID-19 originated and spread to a number of countries, including the U.S. On March 11, 2020, the World Health Organization characterized COVID-19 as a pandemic.

COVID-19 may have an adverse impact on our operations, supply chains and distribution systems or those of our contractors, and increase our expenses, including as a result of impacts associated with preventive and precautionary measures that are being taken, such as restrictions on travel, quarantine polices and social distancing. For example, the ability of our employees or those of our contractors to work may be adversely affected. Moreover, we and our contractors may experience disruptions in supply of items that are essential for our research and development activities, including, for example, raw materials used in the manufacturing of our product candidates or medical and laboratory supplies used in our clinical trials or preclinical studies, in each case, for which there may be shortages because of ongoing efforts to address the outbreak. In addition, the spread of COVID-19 has disrupted the United States’ healthcare and healthcare regulatory systems which could divert healthcare resources away from, or materially delay, U.S. Food and Drug Administration (“FDA”) approval or any applicable foreign regulatory approval with respect to our product candidates. Furthermore, our clinical trials may be negatively affected by the COVID-19 outbreak. Site initiation and patient enrollment may be delayed, for example, due to factors including prioritization of hospital resources toward the COVID-19 outbreak, travel restrictions, the inability to access sites for initiation and monitoring, and difficulties recruiting or retaining patients in our ongoing and planned clinical trials. Furthermore, if we determine that our clinical trial participants may suffer from exposure to COVID-19 as a result of their participation in our clinical studies, we may voluntarily terminate certain clinical sites as a safety measure until we reasonably believe that the likelihood of exposure has subsided. We may therefore be unable to complete our clinical trials on the timelines we expect, if at all, which could materially and adversely impact our ability to seek regulatory approval for our product candidates and to commercialize such product candidates. COVID-19 also may have an adverse impact on the economies and financial markets of many countries, potentially resulting in an economic downturn that could affect demand for our product candidates, if approved, impair our ability to raise capital when needed or otherwise impact our business, results of operations, cash flows and financial condition. In addition, if the spread of COVID-19 continues and our operations are impacted, we risk a delay, default and/or nonperformance under our existing agreements arising from force majeure. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which health epidemics such as COVID-19 could adversely impact our business.

Although we are continuing to monitor and assess the effects of the COVID-19 pandemic on our business, the ultimate impact of the COVID-19 outbreak or a similar health epidemic is highly uncertain and subject to change.

We are dependent on the success of our lead compound, lirentelimab (AK002), which is currently in multiple clinical trials. If we are unable to obtain approval for and commercialize lirentelimab (AK002) for one or more indications in a timely manner, our business could be materially harmed.

Our future success is dependent on our ability to timely complete clinical trials and obtain marketing approval for, and then successfully commercialize lirentelimab (AK002), our lead compound, for one or more indications. Lirentelimab (AK002) is in the clinical stages of development and we are investing the majority of our efforts and financial resources in the research and development of lirentelimab (AK002) for multiple indications. Lirentelimab (AK002) will require additional clinical development, evaluation of clinical, preclinical and manufacturing activities, marketing approval from government regulators, substantial investment and significant marketing efforts before we generate any revenues from product sales. We are not permitted to market or promote lirentelimab (AK002), or any other product candidates, before we receive marketing approval from the FDA and comparable foreign regulatory authorities, and we may never receive such marketing approvals.

The success of lirentelimab (AK002) will depend on several factors, including the following:

∎	successful and timely completion of our clinical trials of lirentelimab (AK002);

∎	initiation and successful patient enrollment and completion of additional clinical trials on a timely basis;

∎	efficacy, safety and tolerability profiles that are satisfactory to the FDA or any comparable foreign regulatory authority for marketing approval;

∎	timely receipt of marketing approvals for lirentelimab (AK002) from applicable regulatory authorities;

∎	the extent of any required post-marketing approval commitments to applicable regulatory authorities;

∎	the maintenance of existing or the establishment of new supply arrangements with third-party drug product suppliers and manufacturers;

∎	the maintenance of existing or the establishment of new scaled production arrangements with third-party manufacturers to obtain finished products that are appropriately packaged for sale;

∎	obtaining and maintaining patent protection, trade secret protection and regulatory exclusivity, both in the United States and internationally;

∎	protection of our rights in our intellectual property portfolio, including our licensed intellectual property;

∎	successful launch of commercial sales following any marketing approval;

∎	a continued acceptable safety profile following any marketing approval;

∎	commercial acceptance by patients, the medical community and third-party payors; and

∎	our ability to compete with other therapies.

We do not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to our intellectual property rights and the manufacturing, marketing, distribution and sales efforts of any future collaborator.

If we experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary marketing approvals could be delayed or prevented.

We may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or comparable foreign regulatory authorities. Patient enrollment is a significant factor in the timing of clinical trials. In particular, our ability to enroll eligible patients may be limited or may result in slower enrollment than we anticipate.

Patient enrollment may be affected if our competitors have ongoing clinical trials for product candidates that are under development for the same indications as our product candidates, and patients who would otherwise be eligible for our clinical trials instead enroll in clinical trials of our competitors’ product candidates. Patient enrollment may also be affected by other factors, including:

∎	travel and other restrictions due to pandemics such as COVID-19;

∎	size and nature of the patient population;

∎	severity of the disease under investigation;

∎	availability and efficacy of approved drugs for the disease under investigation;

∎	patient eligibility criteria for the trial in question;

∎	perceived risks and benefits of the product candidate under study;

∎	efforts to facilitate timely enrollment in clinical trials;

∎	patient referral practices of physicians;

∎	the ability to monitor patients adequately during and after treatment;

∎	proximity and availability of clinical trial sites for prospective patients; and

∎	continued enrollment of prospective patients by clinical trial sites.

Our inability to enroll a sufficient number of patients for our clinical trials would result in significant delays or may require us to abandon one or more clinical trials altogether. The COVID-19 global pandemic has created uncertainties in the expected timelines for clinical stage biotechnology companies such as us, and because of such uncertainties, it is extremely difficult for us to accurately predict at this time if we can continue to enroll patients and when we can complete our Phase 3 clinical trial. Enrollment delays in our clinical trials may result in increased development costs for our product candidates and jeopardize our ability to obtain marketing approval for the sale of our product candidates.

The clinical trials of our product candidates may not demonstrate safety and efficacy to the satisfaction of regulatory authorities or otherwise produce positive results.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates. Clinical testing is expensive, difficult to design and implement, can take many years to complete and its ultimate outcome is uncertain. A failure of one or more clinical trials can occur at any stage of the process. The outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later clinical trials. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval of their drugs.

We do not know whether our future clinical trials will begin on time or enroll patients on time, or whether our ongoing and/or future clinical trials will be completed on schedule or at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

∎	obtaining approval to commence a trial;

∎	reaching agreement on acceptable terms with prospective CROs and clinical trial sites;

∎	obtaining institutional review board approval at each clinical trial site;

∎	recruiting suitable patients to participate in a trial;

∎	patients failing to comply with trial protocol or dropping out of a trial;

∎	clinical trial sites deviating from trial protocol or dropping out of a trial;

∎	the need to add new clinical trial sites; or

∎	manufacturing sufficient quantities of product candidate for use in clinical trials.

We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent receipt of marketing approval or our ability to commercialize our product candidates, including:

∎	receipt of feedback from regulatory authorities that requires us to modify the design of our clinical trials;

∎	negative or inconclusive clinical trial results that may require us to conduct additional clinical trials or abandon certain drug development programs;

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the number of patients required for clinical trials being larger than anticipated, enrollment in these clinical trials being slower than anticipated or participants dropping out of these clinical trials at a higher rate than anticipated;

∎	third-party contractors failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;

∎

the suspension or termination of our clinical trials for various reasons, including non-compliance with regulatory requirements, a finding that our product candidates have undesirable side effects or other unexpected characteristics or risks;

∎	the cost of clinical trials of our product candidates being greater than anticipated;

∎	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates being insufficient or inadequate; and

∎	regulators revising the requirements for approving our product candidates.

If any of these events occur, we may incur unplanned costs, be delayed in obtaining marketing approval, if at all, receive more limited or restrictive marketing approval, be subject to additional post-marketing testing requirements or have the drug removed from the market after obtaining marketing approval.

The outcome of preclinical testing and early clinical trials may not be predictive of the success of later clinical trials, and the results of our clinical trials may not satisfy the requirements of the FDA or comparable foreign regulatory authorities.

We currently have no drugs approved for sale and we cannot guarantee that we will ever have marketable drugs. Clinical failure can occur at any stage of clinical development. Clinical trials may produce negative or inconclusive results, and we or any future collaborators may decide, or regulators may require us, to conduct additional clinical trials or preclinical studies. We will be required to demonstrate with substantial evidence through well-controlled clinical trials that our product candidates are safe and effective for use in a diverse population before we can seek marketing approvals for their commercial sale. Success in preclinical studies and early-stage clinical trials does not mean that future larger registration clinical trials will be successful. This is because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety and efficacy to the satisfaction of the FDA and non-U.S. regulatory authorities despite having progressed through preclinical studies and early-stage clinical trials. In particular, no compound with the mechanism of action of lirentelimab (AK002) has been commercialized, and the outcome of preclinical studies and early-stage clinical trials may not be predictive of the success of later-stage clinical trials.

From time to time, we may publish or report interim or preliminary data from our clinical trials. Interim or preliminary data from clinical trials that we may conduct may not be indicative of the final results of the trial and are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Interim or preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the interim or preliminary data. As a result, interim or preliminary data should be viewed with caution until the final data are available.

In some instances, there can be significant variability in safety and efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial protocols, differences in size and type of the patient populations, differences in and adherence to the dosing regimen and other trial protocols and the rate of dropout among clinical trial participants. In addition, we use patient-reported outcome assessments in our clinical trials, which involve patients’ subjective assessments of efficacy of the treatments they receive in the trial. Such assessments can vary widely from day to day for a particular patient, and from patient to patient and site to site within a clinical trial. This subjectivity can increase the uncertainty of, and adversely impact, our clinical trial outcomes.

We do not know whether any clinical trials we may conduct will demonstrate consistent or adequate efficacy and safety sufficient to obtain marketing approval to market our product candidates.

Our product candidates may not achieve adequate market acceptance among physicians, hospitals, patients, healthcare payors and others in the medical community necessary for commercial success.

Even if our product candidates receive regulatory approval, they may not gain adequate market acceptance among physicians, hospitals, patients, healthcare payors and others in the medical community. The degree of market acceptance of any of our approved product candidates will depend on a number of factors, including:

∎	the efficacy and safety profile as demonstrated in planned clinical trials;

∎	the timing of market introduction of the product candidate as well as competitive products;

∎	the clinical indications for which the product candidate is approved;

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restrictions on the use of our products, if approved, such as boxed warnings or contraindications in labeling, or a Risk Evaluation and Mitigation Strategy (“REMS”), if any, which may not be required of alternative treatments and competitor products;

∎	the potential and perceived advantages of product candidates over alternative treatments;

∎	the cost of treatment in relation to alternative treatments;

∎	the availability of coverage and adequate reimbursement and pricing by third-parties and government authorities;

∎	relative convenience and ease of administration;

∎	the effectiveness of sales and marketing efforts;

∎	unfavorable publicity relating to the product candidate; and

∎	the approval of other new therapies for the same indications.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payors and patients, we may not generate or derive sufficient revenue from that product candidate and our financial results could be harmed. Lirentelimab (AK002) is currently administered as an intravenous treatment, which is less convenient for patients than some other methods of administration, such as an orally delivered drug.

The sizes of the patient populations suffering from some of the diseases we are targeting are small and based on estimates that may not be accurate.

Our projections of both the number of people who have some of the diseases we are targeting, as well as the subset of people with these diseases who have the potential to benefit from treatment with lirentelimab (AK002) and any other future product candidates, are estimates. These estimates have been derived from a variety of sources, including scientific literature, surveys of clinics, physician interviews, patient foundations and market research, and may prove to be incorrect. Further, new studies may change the estimated incidence or prevalence of these diseases. The number of patients may turn out to be lower than expected. Additionally, the potentially addressable patient population for lirentelimab (AK002) and any other future product candidates may be limited or may not be amenable to treatment with lirentelimab (AK002) and any other products, if and when approved. Even if we obtain significant market share for lirentelimab (AK002) and any other products (if and when they are approved), small potential target populations for certain indications means we may never achieve profitability without obtaining market approval for additional indications.

Our business will be impacted by our ability to advance additional product candidates beyond lirentelimab (AK002) into clinical development and through to regulatory approval and commercialization. Our other product candidates are at even earlier stages of development than lirentelimab (AK002) and may fail in development or suffer delays that adversely affect their commercial viability.

Our other product candidates are in the early stages of development and may fail in development or suffer delays that adversely affect their commercial viability. A product candidate can unexpectedly fail at any stage of preclinical and clinical development. The historical failure rate for product candidates is high due to risks relating to safety, efficacy, clinical execution, changing standards of medical care and other unpredictable variables. The results from preclinical testing or early clinical trials of a product candidate may not be predictive of the results that will be obtained in later-stage clinical trials of the product candidate.

Our future operating results are dependent on our ability to successfully develop, obtain regulatory approval for, and then successfully commercialize other product candidates in addition to lirentelimab (AK002). The success of any product candidates we may develop will depend on many factors, including, among other things, the following:

∎	generating sufficient data to support the initiation or continuation of clinical trials;

∎	obtaining regulatory permission to initiate clinical trials;

∎	contracting with the necessary parties to conduct clinical trials;

∎	successful enrollment of patients in, and the completion of, clinical trials;

∎	the timely manufacture of sufficient quantities of the product candidate for use in clinical trials; and

∎	adverse events in the clinical trials.

Even if we successfully advance any other product candidates into clinical development, their success will be subject to all of the clinical, regulatory and commercial risks described elsewhere in this “Risk Factors” section. Accordingly, we cannot assure you that we will ever be able to develop, obtain regulatory approval of, commercialize or generate significant revenue from any other product candidates.

Any drugs we develop may become subject to unfavorable third-party reimbursement practices and pricing regulations.

The availability and extent of coverage and adequate reimbursement by governmental and private payors is essential for most patients to be able to afford expensive treatments. Sales of any of our product candidates that receive marketing approval will depend substantially, both in the United States and internationally, on the extent to which the costs of our product candidates will be paid by health maintenance, managed care, pharmacy benefit, and similar healthcare management organizations or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. If reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our product candidates. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize an adequate return on our investment. Coverage and reimbursement may impact the demand for, or the price of, any product candidate for which we obtain marketing approval. If coverage and reimbursement are not available or reimbursement is available only to limited levels, we may not successfully commercialize any product candidate for which we obtain marketing approval.

There is significant uncertainty related to insurance coverage and reimbursement of newly approved products. In the United States, principal decisions about reimbursement for new products are typically made by the Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services. CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and private payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one payor’s determination to provide coverage for a drug product does not assure that other payors will also provide coverage for the drug product. As a result, the coverage determination process is often time-consuming and costly. This process will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. Further, such payors are increasingly challenging the price, examining the medical necessity and reviewing the cost effectiveness of medical drug products. There may be especially significant delays in obtaining coverage and reimbursement for newly approved drugs. Third-party payors may limit coverage to specific drug products on an approved list, known as a formulary, which might not include all FDA-approved drugs for a particular indication. We may need to conduct expensive pharmaco-economic studies to demonstrate the medical necessity and cost effectiveness of our products. Nonetheless, our product candidates may not be considered medically necessary or cost effective. We cannot be sure that coverage and reimbursement will be available for any product that we commercialize and, if reimbursement is available, what the level of reimbursement will be.

Outside the United States, international operations are generally subject to extensive governmental price controls and other market regulations, and we believe the increasing emphasis on cost containment initiatives in Europe,

Canada and other countries has and will continue to put pressure on the pricing and usage of therapeutics such as our product candidates. In many countries, particularly the countries of the European Union, medical product prices are subject to varying price control mechanisms as part of national health systems. In these countries, pricing negotiations with governmental authorities can take considerable time after a product receives marketing approval. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies. In general, product prices under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for products but monitor and control company profits. Additional foreign price controls or other changes in pricing regulation could restrict the amount that we are able to charge for our product candidates. Accordingly, in markets outside the United States, the reimbursement for our products may be reduced compared with the United States and may be insufficient to generate commercially reasonable revenue and profits.

If we are unable to establish or sustain coverage and adequate reimbursement for any future product candidates from third-party payors, the adoption of those products and sales revenue will be adversely affected, which, in turn, could adversely affect the ability to market or sell those product candidates, if approved. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

If our competitors develop and market products that are more effective, safer or less expensive than our product candidates, our commercial opportunities will be negatively impacted.

The biotechnology industry is highly competitive and subject to rapid and significant technological change. Products we may develop in the future are likely to face competition from other drugs and therapies, some of which we may not currently be aware. In addition, our products may need to compete with off-label drugs used by physicians to treat the indications for which we seek approval. This may make it difficult for us to replace existing therapies with our products.

We are not aware of any other company or organization that is conducting clinical trials of a product candidate that targets both eosinophils and mast cells, including any product candidate that specifically targets Siglec-8. The competition we may face with respect to the indications we are targeting with lirentelimab (AK002) includes, without limitation, Regeneron, AstraZeneca, Celgene, Shire, Adare Pharmaceuticals and Dr. Falk Pharma for EGIDs, Blueprint Medicines for ISM, Novartis Pharmaceuticals, Genentech, Regeneron and Gossamer Bio for CU and Akari Therapeutics for AKC. In addition, we are currently evaluating a host of other indications, and if we were to initiate trials in any such indication, we would likely face significant competition from a number of additional competitors. These companies, or other major multinational pharmaceutical and biotechnology companies, emerging and start-up companies, universities and other research institutions, could focus their future efforts on developing competing therapies and treatments for any of the indications we are currently targeting or may target in the future. Many of these current and potential competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources and commercial expertise than we do. Large pharmaceutical and biotechnology companies, in particular, have extensive experience in clinical testing, obtaining regulatory approvals, recruiting patients and manufacturing biotechnology products. These companies also have significantly greater research and marketing capabilities than we do and may also have products that have been approved or are in late stages of development, and collaborative arrangements in our target markets with leading companies and research institutions. Established pharmaceutical and biotechnology companies may also invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make the product candidates that we develop obsolete. As a result of all of these factors, our competitors may succeed in obtaining approval from the FDA or foreign regulatory authorities or discovering, developing and commercializing products in our field before we do.

Smaller and other clinical stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These companies compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for planned clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. In addition, the biotechnology industry is characterized by rapid technological change. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete, less competitive or not economical.

We have limited resources and are currently focusing our efforts on developing lirentelimab (AK002) for particular indications. As a result, we may fail to capitalize on other product candidates or indications that may ultimately have proven to be more profitable.

We are currently focusing our efforts on a small number of indications. As a result, we may forego or delay pursuit of opportunities for other indications or with other product candidates that may have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial drugs or profitable market opportunities. Our spending on current and future research and development activities for specific indications may not yield any commercially viable drugs. If we do not accurately evaluate the commercial potential or target markets for a particular product candidate, we may relinquish valuable rights to that product candidate through collaboration, licensing or other strategic arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate.

Our business entails a significant risk of product liability and if we are unable to obtain sufficient insurance coverage such inability could have an adverse effect on our business and financial condition.

Our business exposes us to significant product liability risks inherent in the development, testing, manufacturing and marketing of therapeutic treatments. Product liability claims could delay or prevent completion of our development programs. If we succeed in marketing products, such claims could result in an FDA investigation of the safety and effectiveness of our products, our manufacturing processes and facilities or our marketing programs. FDA investigation could potentially lead to a recall of our products or more serious enforcement action, limitations on the approved indications for which they may be used or suspension or withdrawal of approvals. Regardless of the merits or eventual outcome, liability claims may also result in decreased demand for our products, injury to our reputation, costs to defend the related litigation, a diversion of management’s time and our resources and substantial monetary awards to trial participants or patients. We currently have product liability insurance that we believe is appropriate for our stage of development and may need to obtain higher levels prior to marketing any of our product candidates, if approved. Any insurance we have or may obtain may not provide sufficient coverage against potential liabilities. Furthermore, clinical trial and product liability insurance is becoming increasingly expensive. As a result, we may be unable to obtain sufficient insurance at a reasonable cost to protect us against losses caused by product liability claims that could have an adverse effect on our business and financial condition.

Risks Related to Regulatory Approval and Other Legal Compliance Matters

The regulatory approval processes of the FDA, European Medicines Agency (“EMA”) and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable. If we are ultimately unable to obtain regulatory approval for our product candidates, we will be unable to generate product revenue and our business will be substantially harmed.

The time required to obtain approval by the FDA, EMA and comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials, and depends upon numerous factors, including the type, complexity and novelty of the product candidates involved. In addition, approval policies, regulations or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other data. Even if we eventually complete clinical testing and receive approval of any regulatory filing for our product candidates, the FDA, EMA and comparable foreign regulatory authorities may approve our product candidates for a more limited indication or a narrower patient population than we originally requested. We have not submitted for, or obtained regulatory approval for any product candidate, and it is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain regulatory approval.

Applications for our product candidates could fail to receive regulatory approval in an initial or subsequent indication for many reasons, including but not limited to the following:

∎	the FDA, EMA or comparable foreign regulatory authorities may disagree with the design, implementation or results of our clinical trials;

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the FDA, EMA or comparable foreign regulatory authorities may determine that our product candidates are not safe and effective, only moderately effective or have undesirable or unintended side effects, toxicities or other characteristics that preclude our obtaining marketing approval or prevent or limit commercial use;

∎	the population studied in the clinical program may not be sufficiently broad or representative to assure efficacy and safety in the full population for which we seek approval;

∎	the FDA, EMA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

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the data collected from clinical trials of our product candidates may not be sufficient to support the submission of a Biologics License Application (“BLA”) or New Drug Application (“NDA”), or other submission or to obtain regulatory approval in the United States or elsewhere;

∎	we may be unable to demonstrate to the FDA, EMA or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio for its proposed indication is acceptable;

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the FDA, EMA or comparable foreign regulatory authorities may fail to approve the manufacturing processes, test procedures and specifications or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

∎	the approval policies or regulations of the FDA, EMA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Our development program is studying patients with EG and/or EoD. Varied terminology had been used in the literature to describe mucosal eosinophilia in the stomach and duodenum (including eosinophilic gastritis, eosinophilic duodenitis, eosinophilic gastroenteritis and eosinophilic enteritis), and the nomenclature for grouping non-esophageal eosinophil gastrointestinal disorders (“EGIDs”), both within the medical industry and the relevant regulatory agencies, as well as the ultimate indication and label for lirentelimab (AK002), have yet to be finalized/agreed upon. For example, in a recent communication with the FDA, they commented that they believe further characterization of isolated EoD is needed to determine whether this condition is a subtype of EG or whether it should be considered a distinct indication. The FDA stated they were taking this position because the field of eosinophilic gastrointestinal diseases is advancing rapidly and that data from published literature, the academic community, and your development program would be informative. It is possible based on our communications that the FDA may determine EoD or any other subset of EGID’s are not separate disease processes. If the FDA determines that EoD is not a separate disease process, but the EoD population is included in the approval as a subset of an approved condition, then such a determination could cause confusion and adversely impact doctor’s ability or willingness to prescribe our medication. In addition, if any particular subset of the EGID population falls outside the label, our marketing authorization would not extend to that population, which would impact the potential addressable market for our drug. Ultimately, whether lirentelimab (AK002) will be used to treat any subset of EGID patients will depend on the agency’s view of the efficacy and safety of lirentelimab (AK002), and our overall clinical development program.

The lengthy regulatory approval process, as well as the unpredictability of the results of clinical trials, may result in our failing to obtain regulatory approval to market any of our product candidates, which would significantly harm our business, results of operations and prospects.

We may be unable to obtain U.S. or foreign regulatory approval and, as a result, unable to commercialize our product candidates.

Our product candidates are subject to extensive governmental regulations relating to, among other things, research, testing, development, manufacturing, safety, efficacy, approval, recordkeeping, reporting, labeling, storage, packaging, advertising and promotion, pricing, marketing and distribution of drugs and therapeutic biologics. Rigorous preclinical testing and clinical trials and an extensive regulatory approval process must be successfully completed in the United States and in many foreign jurisdictions before a new drug or therapeutic biologic can be marketed. Satisfaction of these and other regulatory requirements is costly, time-consuming, uncertain and subject to unanticipated delays. For example, despite the recent completion of our Phase 2 clinical trial in patients with EG and/or EoD, significant regulatory hurdles remain, both near term and long term, before lirentelimab (AK002) can obtain regulatory approval in the United States. There can be no assurance we will be able to successfully conclude these undertakings in a timely manner, and it is possible that none of the product candidates we may develop will obtain the regulatory approvals necessary for us to begin selling them.

Our company has not conducted or managed clinical trials through regulatory approval, including FDA approval. The time required to obtain FDA and other approvals is unpredictable but typically takes many years following the commencement of clinical trials, depending upon the type, complexity and novelty of the product candidate. The standards that the FDA and its foreign counterparts use when regulating us require judgment and can change, which makes it difficult to predict with certainty how they will be applied. Any analysis we perform of data from preclinical and clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. We may also encounter unexpected delays or increased costs due to new government regulations or due to any delays in FDA regulatory review due to the COVID-19 outbreak. Examples of such regulations include future legislation or administrative action, or changes in FDA policy during the period of product development, clinical trials and FDA regulatory review. It is impossible to predict whether legislative changes will be enacted, or whether FDA or foreign regulations, guidance or interpretations will be changed, or what the impact of such changes, if any, may be.

Any delay or failure in obtaining required approvals could have a material and adverse effect on our ability to generate revenue from the particular product candidate for which we are seeking approval. Furthermore, any regulatory approval to market a product may be subject to limitations on the approved uses for which we may market the product or the labeling or other restrictions. In addition, the FDA has the authority to require a REMS as part of a BLA or NDA, or after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug or biologic. These requirements or restrictions might include limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria and requiring treated patients to enroll in a registry. These limitations and restrictions may limit the size of the market for the product and affect reimbursement by third-party payors.

We are also subject to numerous foreign regulatory requirements governing, among other things, the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process varies among countries and may include all of the risks associated with FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Moreover, the time required to obtain approval may differ from that required to obtain FDA approval. Approval by the FDA does not ensure approval by regulatory authorities outside the United States and vice versa.

Our clinical trials may reveal significant adverse events, toxicities or other side effects and may result in a safety profile that could inhibit regulatory approval or market acceptance of any of our product candidates.

In order to obtain marketing approval for any of our product candidates, we must demonstrate the safety and efficacy of the product candidate for the relevant clinical indication or indications through preclinical studies and clinical trials as well as additional supporting data. If our product candidates are associated with undesirable side effects in preclinical studies or clinical trials, or have unexpected characteristics, we may need to interrupt, delay or abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective.

We have conducted Phase 1 and Phase 2 clinical trials in healthy volunteers, as well as in patients with EG, EoD, CU, ISM and SAC. However, we do not know the predictive value of these trials for our future clinical trials, and we cannot guarantee that any positive results in preclinical studies or previous clinical trials will successfully translate to patients in our future clinical trials. It is not uncommon to observe results in clinical trials that are unexpected based on preclinical testing, and many product candidates fail in clinical trials despite promising preclinical results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain marketing approval for their products. Because Siglec-8 is only naturally expressed in humans and certain other primates, there is no standard animal toxicology model for anti-Siglec-8 therapies, and the acceptability of our preclinical safety data for lirentelimab (AK002) depends on the continued acceptance by the FDA and EMA, and the acceptance by other regulatory authorities, of the use of our proprietary transgenic mice models for toxicology studies.

Lirentelimab (AK002) has generally been well tolerated in our clinical trials. The most common adverse event has been the occurrence of mild to moderate infusion-related reactions (“IRRs”) (consisting of flushing, feeling of warmth, headache, nausea or dizziness) which occurred mostly, but not exclusively, during the first infusion. Temporal interruption of the lirentelimab (AK002) infusion and minimal intervention generally resulted in prompt resolution of symptoms and ability to resume the infusion without further complications, although there have been instances when an IRR has resulted in a subject being discontinued from a trial. Subjects in our ongoing and planned clinical trials may in the future suffer other significant adverse events or other side effects not observed in our preclinical studies or previous clinical trials. If clinical trials of our product candidates fail to demonstrate efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, development and commercialization of our product candidates.

If further significant adverse events or other side effects are observed in any of our current or future clinical trials, we may have difficulty recruiting patients to the clinical trials, patients may drop out of our trials, or we may be required to abandon the trials or our development efforts of that product candidate altogether. We, the FDA, the EMA, other applicable regulatory authorities or an institutional review board may suspend clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage studies have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude the drug from obtaining or maintaining marketing approval, undesirable side effects may inhibit market acceptance of the approved product due to its tolerability relative to other therapies. Any of these developments could materially harm our business, financial condition and prospects.

Further, if any of our product candidates obtains marketing approval, toxicities associated with our product candidates may also develop after such approval and lead to a requirement to conduct additional clinical safety trials, additional warnings being added to the labeling, significant restrictions on the use of the product or the withdrawal of the product from the market. We cannot predict whether our product candidates will cause toxicities in humans that would preclude or lead to the revocation of regulatory approval based on preclinical studies or early-stage clinical testing.

The FDA, EMA and applicable foreign regulatory authorities may not accept data from trials conducted in locations outside of their jurisdiction.

We currently conduct clinical trials both in the United States and in other countries. We may in the future choose to conduct additional clinical trials in countries outside the United States, including in Europe. The acceptance of study data by the FDA, EMA or applicable foreign regulatory authority from clinical trials conducted outside of their respective jurisdictions may be subject to certain conditions. In cases where data from foreign clinical trials are intended to serve as the basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the United States population and United States medical practice and (ii) the trials are performed by clinical investigators of recognized competence and pursuant to current good clinical practices regulations. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. Many foreign regulatory bodies have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA, EMA or any applicable foreign regulatory authority will accept data from trials conducted outside of its applicable jurisdiction. If the FDA, EMA or any applicable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving approval or clearance for commercialization in the applicable jurisdiction.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction. For example, even if the FDA or EMA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. However, a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we or any partner we work with fail to comply with the regulatory requirements in international markets or fail to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

Even if our product candidates receive regulatory approval, they will be subject to significant post-marketing regulatory requirements.

Any regulatory approvals that we may receive for our product candidates will require surveillance to monitor the safety and efficacy of the product candidate, may contain significant limitations related to use restrictions for specified age groups, warnings, precautions or contraindications, and may include burdensome post-approval study or risk management requirements. For example, the FDA may require a REMS in order to approve our product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements, such as boxed warning on the packaging, to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or foreign regulatory authorities approve our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for our product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current good manufacturing practices (“cGMPs”) and good clinical practices (“GCPs”), for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP regulations and standards. If we or a regulatory agency discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facilities where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. In addition, failure to comply with FDA and foreign regulatory requirements may, either before or after product approval, if any, subject our company to administrative or judicially imposed sanctions, including:

∎	restrictions on our ability to conduct clinical trials, including full or partial clinical holds on ongoing or planned trials;

∎	restrictions on the products, manufacturers or manufacturing process;

∎	warning or untitled letters;

∎	civil and criminal penalties;

∎	injunctions;

∎	suspension or withdrawal of regulatory approvals;

∎	product seizures, detentions or import bans;

∎	voluntary or mandatory product recalls and publicity requirements;

∎	total or partial suspension of production;

∎	imposition of restrictions on operations, including costly new manufacturing requirements; and

∎	refusal to approve pending BLAs or supplements to approved BLAs.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue.

We may not be able to obtain orphan drug designation or obtain or maintain orphan drug exclusivity for our product candidates and, even if we do, that exclusivity may not prevent the FDA or the EMA from approving competing products.

Regulatory authorities in some jurisdictions, including the U.S. and the European Union, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the U.S., or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the drug will be recovered from sales in the United States. We have obtained orphan drug designation for EG, EGE and EoE in the U.S. and for ISM in the U.S. and European Union and we may seek orphan drug designations for other indications or for other of our product candidates. There can be no assurances that we will be able to obtain such designations.

In the U.S., orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. In addition, if a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan drug exclusivity. Orphan drug exclusivity in the U.S. provides that the FDA may not approve any other applications, including a full BLA or NDA, to market the same drug for the same indication for seven years, except in limited circumstances. The applicable exclusivity period is ten years in Europe. The European exclusivity period can be reduced to six years if a drug no longer meets the criteria for orphan drug designation or if the drug is sufficiently profitable so that market exclusivity is no longer justified.

Even if we obtain orphan drug designation for a product candidate, we may not be able to obtain or maintain orphan drug exclusivity for that product candidate. We may not be the first to obtain marketing approval of any product candidate for which we have obtained orphan drug designation for the orphan-designated indication due to the uncertainties associated with developing pharmaceutical products. In addition, exclusive marketing rights in the U.S. may be limited if we seek approval for an indication broader than the orphan-designated indication or may be lost if the FDA later determines that the request for designation was materially defective or if we are unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition. Further, even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs with different active moieties may be approved for the same condition. Even after an orphan drug is approved, the FDA can subsequently approve the same drug with the same active moiety for the same condition if the FDA concludes that the later drug is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care or the manufacturer of the product with orphan exclusivity is unable to maintain sufficient product quantity. Orphan drug designation neither shortens the development time or regulatory review time of a drug nor gives the drug any advantage in the regulatory review or approval process.

Given the FDA’s stated uncertainty surrounding EGID diseases, it is possible the FDA could decide EGIDs in general, or any subset of the EGID population, is a much larger market and accordingly ineligible for orphan drug status. We have obtained orphan drug designation for EG, EGE and EoE in the U.S. but further redefinitions of the EGID diseases by the FDA could cause us to lose such status. Were this to occur, we would not only lose the financial incentives and exclusivity granted to orphan drugs, we could also be forced to undertake larger or additional clinical trials which could impact our proposed timeline for introducing lirentelimab (AK002) and impact our business, financial condition and results of operations.

Although we may seek a breakthrough therapy designation for lirentelimab (AK002) or one or more of our other product candidates, we might not receive such designation, and even if we do, such designation may not lead to a faster development or regulatory review or approval process.

We may seek a breakthrough therapy designation for lirentelimab (AK002) in one or more indications or for other product candidates. A breakthrough therapy is defined as a drug that is intended, alone or in combination with one or more other drugs, to treat a serious condition, and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For drugs and biologics that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Drugs designated as breakthrough therapies by the FDA may also be eligible for priority review if supported by clinical data at the time the NDA is submitted to the FDA.

Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe that one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. Even if we receive breakthrough therapy designation, the receipt of such designation for a product candidate may not result in a faster development or regulatory review or approval process compared to drugs considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that the product candidates no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

We may face difficulties from changes to current regulations and future legislation.

Existing regulatory policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S. or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

The Trump Administration and certain members of Congress have made various efforts to repeal all or portions of the Affordable Care Act (“ACA”), including suspending the penalties for failing to comply with the individual insurance mandate, removing funds designed to drive enrollment in the program, repealing the “Cadillac tax” on certain high-cost, employee-sponsored health insurance plans and coming within a single vote in the U.S. Senate of repealing the ACA altogether. There is uncertainty with respect to the impact future actions by the Trump Administration, Congress or the courts may have and any changes likely will take time to unfold, and could have an impact on coverage and reimbursement for healthcare items and services covered by plans that were authorized by the ACA. However, we cannot predict the ultimate content, timing or effect of any further healthcare reform legislation or the impact of potential legislation on us. In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, effective April 1, 2013, which, due to subsequent legislative amendments, will stay in effect through 2025 unless additional Congressional action is taken. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on customers for our drugs, if approved, and accordingly, our financial operations.

We expect that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any approved product. For example, the Trump Administration has contemplated certain executive actions and campaigned upon policies aiming to lower the cost of prescription drugs in the U.S., including possibly implementing a “most favored nations” clause where the U.S. would pay no more than the country with the lowest prescription drug prices. Similarly, the Democratic candidate for the 2020 Presidential election has made drug price reform a focal point of his presidential campaign. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate sufficient revenue, attain profitability or commercialize our product candidates.

Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for biotechnology products. We cannot be sure whether additional legislative changes will be enacted, or whether FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

If we fail to comply with applicable U.S. and foreign privacy and data protection laws and regulations, we may be subject to liabilities that adversely affect our business, operations and financial performance.

We are subject to federal and state laws and regulations requiring that we take measures to protect the privacy and security of certain information we gather and use in our business. For example, federal and state security breach notification laws, state health information privacy laws and federal and state consumer protection laws impose requirements regarding the collection, use, disclosure and storage of personal information. In addition, in June 2018, California enacted the California Consumer Privacy Act (the “CCPA”), which took effect on January 1, 2020. The CCPA gives California residents expanded rights to access and require deletion of their personal information, opt out of certain personal information sharing, and receive detailed information about how their personal information is used. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that may increase data breach litigation. Although the CCPA includes exemptions for certain clinical trials data, and HIPAA protected health information, the law may increase our compliance costs and potential liability with respect to other personal information we collect about California residents. The CCPA has prompted a number of proposals for new federal and state privacy legislation that, if passed, could increase our potential liability, increase our compliance costs and adversely affect our business.

We may also be subject to or affected by foreign laws and regulations, including regulatory guidance, governing the collection, use, disclosure, security, transfer and storage of personal data, such as information that we collect about patients and healthcare providers in connection with clinical trials and our other operations in the U.S. and abroad. The global legislative and regulatory landscape for privacy and data protection continues to evolve, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. This evolution may create uncertainty in our business, result in liability or impose additional costs on us. The cost of compliance with these laws, regulations and standards is high and is likely to increase in the future. For example, the EU has adopted the General Data Protection Regulation (the “GDPR”), which introduces strict requirements for processing personal data. The GDPR increases our compliance burden with respect to data protection, including by mandating potentially burdensome documentation requirements and granting certain rights to individuals to control how we collect, use, disclose, retain and leverage information about them. The processing of sensitive personal data, such as information about health conditions, entails heightened compliance burdens under the GDPR and is a topic of active interest among foreign regulators. In addition, the GDPR provides for breach reporting requirements, more robust regulatory enforcement and fines of up to the greater of 20 million euros or 4% of annual global revenue. While companies are afforded some flexibility in determining how to comply with the GDPR’s various requirements, significant effort and expense are required to ensure continuing compliance with the GDPR. Moreover, the requirements under the GDPR and guidance issued by different EU member states may change periodically or may be modified, and such changes or modifications could have an adverse effect on our business operations if compliance becomes substantially costlier than under current requirements. For example, on July 16, 2020, the Court of Justice of the European Union invalidated the EU-US Privacy Shield Framework under which personal data could be transferred from the EEA to United States entities that had self-certified under the Privacy Shield scheme. It is currently unclear what additional measures will need to be put in place as a result of this court ruling. It is also possible that each of these privacy laws may be interpreted and applied in a manner that is inconsistent with our practices. Further, Brexit, which occurred on January 31, 2020, has created uncertainty with regard to data protection regulation in the UK. In particular, it is unclear whether, post Brexit, the UK will enact data protection legislation equivalent to the GDPR and how data transfers to and from the United Kingdom will be regulated. Any failure or perceived failure by us to comply with federal, state, or foreign laws or self-regulatory standards could result in negative publicity, diversion of management time and effort, proceedings against us by governmental entities or others, and fines. In many jurisdictions, enforcement actions and consequences for noncompliance are rising. As we continue to expand into other foreign countries and jurisdictions, we may be subject to additional laws and regulations that may affect how we conduct business.

Our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse, transparency and other healthcare laws and regulations, which could expose us to, among other things, criminal sanctions, civil penalties, contractual damages, reputational harm, administrative burdens and diminished profits and future earnings.

Healthcare providers and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain marketing approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products for which we obtain marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

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the federal Anti-Kickback Statute prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward, or in return for, either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under a federal healthcare program such as Medicare and Medicaid;

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the federal false claims and civil monetary penalties laws, including the civil False Claims Act, impose criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), imposes criminal and civil liability for, among other things, executing or attempting to execute a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;

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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act and its implementing regulations, also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information;

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the federal Physician Payments Sunshine Act requires applicable manufacturers of covered drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, with specific exceptions, to annually report to CMS information regarding payments and other transfers of value to physicians and teaching hospitals as well as information regarding ownership and investment interests held by physicians and their immediate family members. The information was made publicly available on a searchable website in September 2014 and will be disclosed on an annual basis; and

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analogous state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers.

Some state laws require biotechnology companies to comply with the biotechnology industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government and may require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures. State and foreign laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

Efforts to ensure that our current and future business arrangements with third-parties will comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices may not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other governmental regulations that may apply to us, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any of the physicians or other healthcare providers or entities with whom we expect to do business is found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs.

Risks Related to Employee Matters, Managing Our Growth and Other Risks Related to Our Business

Our success is highly dependent on the services of our Chief Executive Officer, Dr. Robert Alexander, and our President and Chief Operating Officer, Dr. Adam Tomasi, and our ability to attract and retain highly skilled executive officers and employees.

To succeed, we must recruit, retain, manage and motivate qualified clinical, scientific, technical and management personnel, and we face significant competition for experienced personnel. We are highly dependent on the principal members of our management and scientific and medical staff, particularly our Chief Executive Officer, Dr. Robert Alexander, and our President and Chief Operating Officer, Dr. Adam Tomasi. If we do not succeed in attracting and retaining qualified personnel, particularly at the management level, it could adversely affect our ability to execute our business plan and harm our operating results. In particular, the loss of one or more of our executive officers, including Dr. Alexander or Dr. Tomasi, could be detrimental to us if we cannot recruit suitable replacements in a timely manner. The competition for qualified personnel in the biotechnology field is intense and as a result, we may be unable to continue to attract and retain qualified personnel necessary for the future success of our business. In addition to competition for personnel, the San Francisco Bay Area in particular is characterized by a high cost of living. We could in the future have difficulty attracting experienced personnel to our company and may be required to expend significant financial resources in our employee recruitment and retention efforts.

Many of the other biotechnology companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better prospects for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can discover, develop and commercialize our product candidates will be limited and the potential for successfully growing our business will be harmed.

If we are unable to establish sales or marketing capabilities or enter into agreements with third-parties to sell or market our product candidates, we may not be able to successfully sell or market our product candidates that obtain regulatory approval.

We currently have a small commercial team which will need to be expanded substantially to support the marketing, sales and distribution of any of our product candidates that may be able to obtain regulatory approval. In order to commercialize any product candidates, we must build marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third-parties to perform these services for each of the territories in which we may have approval to sell or market our product candidates. We may not be successful in accomplishing these required tasks.

Establishing an internal sales or marketing team with technical expertise and supporting distribution capabilities to commercialize our product candidates will be expensive and time-consuming, and will require significant attention of our executive officers to manage. Any failure or delay in the development of our internal sales, marketing and distribution capabilities could adversely impact the commercialization of any of our product candidates that we obtain approval to market, if we do not have arrangements in place with third-parties to provide such services on our behalf. Alternatively, if we choose to collaborate, either globally or on a territory-by-territory basis, with third-parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems, we will be required to negotiate and enter into arrangements with such third-parties relating to the proposed collaboration. If we are unable to enter into such arrangements when needed on acceptable terms, or at all, we may not be able to successfully commercialize any of our product candidates that receive regulatory approval or any such commercialization may experience delays or limitations. If we are unable to successfully commercialize our approved product candidates, either on our own or through collaborations with one or more third-parties, our future product revenue will suffer and we may incur significant additional losses.

In order to successfully implement our plans and strategies, we will need to grow the size of our organization, and we may experience difficulties in managing this growth.

At September 30, 2020, we had 114 full-time employees, including 76 employees engaged in research and development. In order to successfully implement our development and commercialization plans and strategies, we expect to need additional managerial, operational, sales, marketing, financial and other personnel. Future growth would impose significant added responsibilities on members of management, including:

∎	identifying, recruiting, integrating, maintaining and motivating additional employees;

∎

managing our internal development efforts effectively, including the clinical and FDA review process for lirentelimab (AK002) and any other future product candidates, while complying with any contractual obligations to contractors and other third-parties we may have; and

∎	improving our operational, financial and management controls, reporting systems and procedures.

Our future financial performance and our ability to successfully develop and, if approved, commercialize lirentelimab (AK002) and any other future product candidates will depend, in part, on our ability to effectively manage any future growth, and our management may also have to divert a disproportionate amount of its attention away from day-to-day activities in order to devote a substantial amount of time to managing these growth activities.

We currently rely, and for the foreseeable future will continue to rely, in substantial part on certain independent organizations, advisors and consultants to provide certain services, including most aspects of clinical management and manufacturing. We cannot assure you that the services of independent organizations, advisors and consultants will continue to be available to us on a timely basis when needed, or that we can find qualified replacements. In addition, if we are unable to effectively manage our outsourced activities or if the quality or accuracy of the services provided by third-party service providers is compromised for any reason, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain marketing approval of lirentelimab (AK002) and any other future product candidates or otherwise advance our business. We cannot assure you that we will be able to manage our existing third-party service providers or find other competent outside contractors and consultants on economically reasonable terms, or at all.

If we are not able to effectively expand our organization by hiring new employees and/or engaging additional third-party service providers, we may not be able to successfully implement the tasks necessary to further develop and commercialize lirentelimab (AK002) and any other future product candidates and, accordingly, may not achieve our research, development and commercialization goals.

Risks Related to Intellectual Property

If we are unable to obtain or protect intellectual property rights, we may not be able to compete effectively in our market.

Our success depends in significant part on our and our current or future licensors’ ability to establish, maintain and protect patents and other intellectual property rights and operate without infringing the intellectual property rights of others. We have filed numerous patent applications both in the United States and in foreign jurisdictions to obtain patent rights to inventions we have developed. We have also licensed from third-parties rights to patent portfolios. Some of these licenses give us the right to prepare, file and prosecute patent applications and maintain and enforce patents we have licensed, and other licenses may not give us such rights.

The patent prosecution process is expensive and time-consuming, and we and our current or future licensors may not be able to prepare, file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we or our current and future licensors will fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Moreover, in some circumstances, we may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the patents, covering technology that we license from third-parties and are reliant on our current and future licensors. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. If our current or future licensors fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our current and future licensors are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised.

The patent position of biotechnology companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. As a result, the issuance, scope, validity, enforceability and commercial value of our and our current or future licensors’ patent rights are highly uncertain. Our and our current or future licensors’ pending and future patent applications may not result in patents being issued which protect our technology or products, in whole or in part, or which effectively prevent others from commercializing competitive technologies and products. The patent examination process may require us or our current and future licensors to narrow the scope of the claims of our or our current and future licensors’ pending and future patent applications, which may limit the scope of patent protection that may be obtained.

We cannot assure you that all of the potentially relevant prior art relating to our patents and patent applications has been found. If such prior art exists, it can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue and even if such patents cover our product candidates, third-parties may initiate an opposition, interference, re-examination, post-grant review, inter partes review, nullification or derivation action in court or before patent offices, or similar proceedings challenging the validity, enforceability or scope of such patents, which may result in the patent claims being narrowed or invalidated. Our and our current or future licensors’ patent applications cannot be enforced against third-parties practicing the technology claimed in such applications unless and until a patent issues from such applications, and then only to the extent the issued claims cover the technology.

Because patent applications in the United States and most other countries are confidential for a period of time after filing, and some remain so until issued, we cannot be certain that we or our current and future licensors were the first to file any patent application related to a product candidate. Furthermore, if third-parties have filed such patent applications on or before March 15, 2013, an interference proceeding in the United States can be initiated by such third-parties to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. If third-parties have filed such applications after March 15, 2013, a derivation proceeding in the United States can be initiated by such third-parties to determine whether our invention was derived from theirs. Even where we have a valid and enforceable patent, we may not be able to exclude others from practicing our invention where the other party can show that they used the invention in commerce before our filing date or the other party benefits from a compulsory license. In addition, patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional application filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from competitive medications, including biosimilar or generic medications. For example, some of the patents that we exclusively licensed from The Johns Hopkins University will expire in 2021, one of our owned patent families that claims one of the product candidates will expire in 2035 in the United States and similar patent applications are pending in foreign jurisdictions with a projected expiration date in 2034, at which time the underlying technology covered by such patents can be used by any third-party, including competitors. Although the patent term extensions under the Hatch-Waxman Act in the United States may be available to extend the patent term, we cannot provide any assurances that any such patent term extension will be obtained and, if so, for how long.

Due to the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. We expect to seek extensions of patent terms where these are available in any countries where we are prosecuting patents. This includes in the United States under the Drug Price Competition and Patent Term Restoration Act of 1984, which permits a patent term extension of up to five years beyond the expiration of the patent. However, the applicable authorities, including the FDA and the U.S. Patent and Trademark Office (“USPTO”) in the United States, and any equivalent foreign regulatory authority, may not agree with our assessment of whether such extensions are available, and may refuse to grant extensions to our patents, or may grant more limited extensions than we request. If this occurs, our competitors may take advantage of our investment in development and clinical trials by referencing our clinical and preclinical data and launch their product earlier than might otherwise be the case.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, enforcing and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our or our current and future licensors’ intellectual property rights may not exist in some countries outside the United States or may be less extensive in some countries than in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we and our current and future licensors may not be able to prevent third-parties from practicing our and our current or future licensors’ inventions in all countries outside the United States, or from selling or importing products made using our and our current or future licensors’ inventions in and into the United States or other jurisdictions. Competitors may use our and our current or future licensors’ technologies in jurisdictions where we have not obtained patent protection to develop their own products and, further, may export otherwise infringing products to territories where we and our current and future licensors have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidates, and our and our current or future licensors’ patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biotechnology, which could make it difficult for us and our current and future licensors to stop the infringement of our and our current or future licensors’ patents or marketing of competing products in violation of our and our current or future licensors’ proprietary rights generally. Proceedings to enforce our and our current or future licensors’ patent rights in foreign jurisdictions could result in substantial costs and divert our and our current or future licensors’ efforts and attention from other aspects of our business, could put our and our current or future licensors’ patents at risk of being invalidated or interpreted narrowly and our and our current or future licensors’ patent applications at risk of not issuing and could provoke third-parties to assert claims against us or our current and future licensors. We or our current and future licensors may not prevail in any lawsuits that we or our current and future licensors initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful.

Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third-parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or our current and future licensors are forced to grant a license to third-parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations and prospects may be adversely affected.

Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is therefore costly, time-consuming and inherently uncertain. Changes in either the patent laws or interpretation of the patent laws in the United States could increase the uncertainties and costs. Patent reform legislation in the United States and other countries, including the Leahy-Smith America Invents Act (“Leahy-Smith Act”), signed into law on September 16, 2011, could increase those uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. These include allowing third-party submission of prior art to the USPTO during patent prosecution and additional procedures to attack the validity of a patent by USPTO administered post-grant proceedings, including post-grant review, inter partes review and derivation proceedings. After March 15, 2013, under the Leahy-

Smith Act, the United States transitioned to a first inventor to file system in which, assuming that the other statutory requirements are met, the first inventor to file a patent application will be entitled to the patent on an invention regardless of whether a third-party was the first to invent the claimed invention. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our current and future licensors fail to maintain the patents and patent applications covering our product candidates, our patent protection could be reduced or eliminated and our competitors might be better able to enter the market with competing products.

If our trademark and tradenames are not adequately protected, then we may not be able to build name recognition in our markets and our business may be adversely affected.

We cannot assure you that competitors will not infringe our trademarks or that we will have adequate resources to enforce our trademarks. In addition, we do not own any registered trademarks for the mark “ALLAKOS.” We cannot assure you that any future trademark applications that we will file will be approved. During trademark registration proceedings, we may receive rejections and although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in proceedings before the USPTO and in proceedings before comparable agencies in many foreign jurisdictions, third-parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceeding may be filed against our trademarks and our trademarks may not survive such proceedings, which may force us to rebrand our name.

If we breach the license agreements related to our product candidates, we could lose the ability to continue the development and commercialization of our product candidates.

Our commercial success depends upon our ability, and the ability of our current and future licensors, to develop, manufacture, market and sell our product candidates and use our and our current or future licensors’ wholly-owned technologies without infringing the proprietary rights of third-parties. A third-party may hold intellectual property, including patent rights that are important or necessary to the development of our products. As a result, we are a party to a number of technology licenses that are important to our business. For example, we have obtained an exclusive license under certain intellectual property related to Siglec-8 from The Johns Hopkins University to develop certain products and a non-exclusive license from BioWa and Lonza to develop and commercialize products manufactured in a particular mammalian host cell line. If we fail to comply with the obligations under these agreements, including payment and diligence terms, our current and future licensors may have the right to terminate these agreements, in which event we may not be able to develop, manufacture, market or sell any product that is covered by these agreements or may face other penalties under the agreements. Such an occurrence could adversely affect the value of the product candidate being developed under any such agreement. Termination of these agreements or reduction or elimination of our rights under these agreements may result in our having to negotiate new or reinstated agreements, which may not be available to us on equally favorable terms, or at all, or cause us to lose our rights under these agreements, including our rights to intellectual property or technology important to our development programs.

Disputes may arise regarding intellectual property subject to a licensing agreement, including:

∎	the scope of rights granted under the license agreement and other interpretation-related issues;

∎	the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

∎	the sublicensing of patent and other rights under any collaboration relationships we might enter into in the future;

∎	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;

∎	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our current and future licensors and us; and

∎	the priority of invention of patented technology.

If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product candidates.

Third-parties may initiate legal proceedings against us alleging that we infringe their intellectual property rights or we may initiate legal proceedings against third-parties to challenge the validity or scope of intellectual property rights controlled by third-parties, the outcome of which would be uncertain and could have an adverse effect on the success of our business.

Third-parties may initiate legal proceedings against us or our current and future licensors alleging that we or our current and future licensors infringe their intellectual property rights, or we or our current and future licensors may initiate legal proceedings against third-parties to challenge the validity or scope of intellectual property rights controlled by third-parties, including in oppositions, interferences, reexaminations, inter partes reviews or derivation proceedings in the United States or other jurisdictions. These proceedings can be expensive and time-consuming, and many of our or our current and future licensors’ adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we or our current and future licensors.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of management and employee resources from our business. An unfavorable outcome could require us or our current and future licensors to cease using the related technology or developing or commercializing our product candidates, or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us or our current and future licensors a license on commercially reasonable terms or at all. Even if we or our current and future licensors obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us or our current and future licensors. In addition, we could be found liable for monetary damages, including treble damages and attorneys’ fees, if we are found to have willfully infringed a patent. A finding of infringement could prevent us from commercializing our product candidates or force us to cease some of our business operations, which could harm our business.

We may be subject to claims by third-parties asserting that our employees or we have misappropriated their intellectual property, or claiming ownership of what we regard as our own intellectual property.

Many of our employees, including our senior management, were previously employed at other biopharmaceutical companies, including potential competitors. Some of these employees executed proprietary rights, non-disclosure and/or non-competition agreements in connection with such previous employment. Although we try to ensure that our employees do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these employees have used or disclosed confidential information or intellectual property, including trade secrets or other proprietary information, of any such employee’s former employer. Litigation may be necessary to defend against these claims.

If we fail in prosecuting or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel or sustain damages. Such intellectual property rights could be awarded to a third-party, and we could be required to obtain a license from such third-party to commercialize our technology or products. Such a license may not be available on commercially reasonable terms or at all. Even if we successfully prosecute or defend against such claims, litigation could result in substantial costs and distract management.

Our inability to protect our confidential information and trade secrets would harm our business and competitive position.

In addition to seeking patents for some of our technology and products, we also rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. Trade secrets can be difficult to protect. We seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, contract manufacturers, consultants, advisors and other third-parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants. Despite these efforts, any of the parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Misappropriation or unauthorized disclosure of our trade secrets could significantly affect our competitive position and may have a material adverse effect on our business. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. Some courts both within and outside the United States may be less willing or unwilling to protect trade secrets. Furthermore, trade secret protection does not prevent competitors from independently developing substantially equivalent information and techniques and we cannot guarantee that our competitors will not independently develop substantially equivalent information and techniques. If a competitor lawfully obtained or independently developed any of our trade secrets, we would have no right to prevent such competitor from using that technology or information to compete with us. Failure on our part to adequately protect our trade secrets and our confidential information would harm our business and our competitive position.

Risks Related to Our Dependence on Third-Parties

We rely on third-parties to conduct our clinical trials and those third-parties may not perform satisfactorily, including failing to meet deadlines for the completion of such trials, research and studies.

We do not have the ability to independently conduct our clinical trials. We currently rely on third-parties, such as CROs, clinical data management organizations, medical institutions and clinical investigators, to conduct our clinical trials of lirentelimab (AK002) and expect to continue to rely upon third-parties to conduct additional clinical trials of lirentelimab (AK002) and our other product candidates. Third-parties have a significant role in the conduct of our clinical trials and the subsequent collection and analysis of data. These third-parties are not our employees, and except for remedies available to us under our agreements, we have limited ability to control the amount or timing of resources that any such third-party will devote to our clinical trials. Some of these third-parties may terminate their engagements with us at any time. If we need to enter into alternative arrangements, it would delay our drug development activities.

Our reliance on these third-parties for research and development activities will reduce our control over these activities but will not relieve us of our regulatory responsibilities. For example, we will remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Moreover, the FDA requires us to comply with GCP standards, regulations for conducting, recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. The EMA also requires us to comply with similar standards. Regulatory authorities enforce these GCP requirements through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fail to comply with applicable GCP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA, EMA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that upon inspection by a given regulatory authority, such regulatory authority will determine that any of our clinical trials comply with GCP regulations. In addition, our clinical trials must be conducted with product produced under cGMP regulations. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the marketing approval process. We also are required to register certain ongoing clinical trials and post the results of certain completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.

The third-parties we rely on for these services may also have relationships with other entities, some of which may be our competitors. If these third-parties do not successfully carry out their contractual duties, meet expected deadlines or conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we will not be able to obtain, or may be delayed in obtaining, marketing approvals for our product candidates and will not be able to, or may be delayed in our efforts to, successfully commercialize our product candidates.

We contract with third-parties for the production of our product candidates for preclinical studies and, in the case of lirentelimab (AK002), our ongoing clinical trials, and expect to continue to do so for additional clinical trials and ultimately for commercialization. This reliance on third-parties increases the risk that we will not have sufficient quantities of our product candidates or drugs or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.

We do not currently have the infrastructure or internal capability to manufacture supplies of our product candidates for use in development and commercialization. We rely, and expect to continue to rely, on third-party manufacturers for the production of our product candidates for preclinical studies and clinical trials under the guidance of members of our organization. In the case of lirentelimab (AK002), we rely on a single third-party manufacturer, Lonza, and we currently have no alternative manufacturer in place. If we were to experience an unexpected loss of supply of lirentelimab (AK002), or any of our other product candidates, for any reason, whether as a result of manufacturing, supply or storage issues or otherwise, including issues related to the COVID-19 global pandemic, we could experience delays, disruptions, suspensions or terminations of, or be required to restart or repeat, any pending or ongoing clinical trials. Replacement of our sole manufacturer of lirentelimab (AK002) would result in substantial delay and interrupt our clinical trials involving lirentelimab (AK002).

We expect to continue to rely on third-party manufacturers for the commercial supply of any of our product candidates for which we obtain marketing approval. We may be unable to maintain required agreements with third-party manufacturers or to do so on acceptable terms. Reliance on third-party manufacturers entails additional risks, including:

∎

the possible failure of the third-party to manufacture our product candidate according to our schedule, or at all, including if our third-party contractors give greater priority to the supply of other products over our product candidates or otherwise do not satisfactorily perform according to the terms of the agreements between us and them;

∎	the possible termination or nonrenewal of agreements by our third-party contractors at a time that is costly or inconvenient for us;

∎	the possible breach by the third-party contractors of our agreements with them;

∎	the failure of third-party contractors to comply with applicable regulatory requirements;

∎	the possible failure of the third-party to manufacture our product candidates according to our specifications;

∎	the possible mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or active drug or placebo not being properly identified;

∎

the possibility of clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions, or of drug supplies not being distributed to commercial vendors in a timely manner, resulting in lost sales; and

∎	the possible misappropriation of our proprietary information, including our trade secrets and know-how.

We do not have complete control over all aspects of the manufacturing process of, and are dependent on, our contract manufacturing partners, including Lonza, for compliance with cGMP regulations for manufacturing both active drug substances and finished drug products. Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside of the United States. If our contract manufacturers, including Lonza, cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to secure and/or maintain marketing approval for their manufacturing facilities. In addition, we do not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain marketing approval for or market our product candidates, if approved. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our drugs and harm our business and results of operations.

Our current and anticipated future dependence upon others for the manufacture of our product candidates or drugs may adversely affect our future profit margins and our ability to commercialize any drugs that receive marketing approval on a timely and competitive basis.

We may not gain the efficiencies we expect from further scale-up of manufacturing of lirentelimab (AK002), and our third-party manufacturers may be unable to successfully scale-up manufacturing in sufficient quality and quantity for lirentelimab (AK002) or our other product candidates, which could delay or prevent the conducting of our clinical trials or the development or commercialization of our other product candidates.

Our third-party manufacturer, Lonza, is currently manufacturing lirentelimab (AK002) at a scale that is sufficient for us to complete our planned clinical trials and, if we receive marketing approval, to commercialize lirentelimab (AK002) for the indications we are currently targeting. However, we may consider increasing the batch scale to gain cost efficiencies. If Lonza is unable to scale-up the manufacture of lirentelimab (AK002) at such time, we may not gain such cost efficiencies and may not realize the benefits that would typically be expected from further scale-up of manufacturing of lirentelimab (AK002).

In addition, in order to conduct clinical trials of any of our other product candidates, we may need to manufacture them in large quantities. Our third-party manufacturers, including Lonza, may be unable to successfully increase the manufacturing capacity for any of these product candidates in a timely or cost-effective manner, or at all. In addition, quality issues may arise during scale-up activities. If our third-party manufacturers are unable to successfully scale up the manufacture of our other product candidates in sufficient quality and quantity, the development, testing and clinical trials of that product candidate may be delayed or become infeasible, and marketing approval or commercial launch of any resulting product may be delayed or not obtained, which could significantly harm our business.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates progress through preclinical and late stage clinical trials to marketing approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are altered along the way in an effort to optimize yield, manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commercialize our product candidates and generate revenue.

The manufacture of biologics is complex and our third-party manufacturers may encounter difficulties in production. If any of our third-party manufacturers encounter such difficulties, our ability to provide adequate supply of our product candidates for clinical trials or our products for patients, if approved, could be delayed or prevented.

Manufacturing biologics, especially in large quantities, is complex and may require the use of innovative technologies to handle living cells. Each lot of an approved biologic must undergo thorough testing for identity, strength, quality, purity and potency. Manufacturing biologics requires facilities specifically designed for and validated for this purpose, and sophisticated quality assurance and quality control procedures are necessary. Slight deviations anywhere in the manufacturing process, including filling, labeling, packaging, storage and shipping and quality control and testing, may result in lot failures, product recalls or spoilage. Lonza, our current third-party manufacturer, has, and our future third-party manufacturers may have, multiple locations at which they conduct manufacturing. However, lirentelimab (AK002) and our other product candidates are currently only being manufactured at a few of Lonza’s locations. If these locations become unavailable at their anticipated capacities or the location of the manufacture of lirentelimab (AK002) or our other product candidates is changed for any reason, including for reasons related to the COVID-19 global pandemic, it could result in a delay or disruption to the manufacturing process or lead to difficulties that we did not experience at the original manufacturing locations. When changes are made to the manufacturing process, we may be required to provide preclinical and clinical data showing the comparable identity, strength, quality, purity or potency of the products before and after such changes. If microbial, viral or other contaminations are discovered at the facilities of our manufacturer, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials and adversely harm our business. The use of biologically derived ingredients can also lead to allegations of harm, including infections or allergic reactions, or closure of product facilities due to possible contamination. If our manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization as a result of these challenges, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

If we decide to establish collaborations, but are not able to establish those collaborations, we may have to alter our development and commercialization plans.

Our drug development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. We may seek to selectively form collaborations to expand our capabilities, potentially accelerate research and development activities and provide for commercialization activities by third-parties.

We would face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing drugs, the existence of uncertainty with respect to our ownership of intellectual property and industry and market conditions generally. The potential collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate.

Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators. Even if we are successful in entering into a collaboration, the terms and conditions of that collaboration may restrict us from entering into future agreements on certain terms with potential collaborators.

If and when we seek to enter into collaborations, we may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of a product candidate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include failures to comply with FDA regulations, provide accurate information to the FDA, comply with federal and state health care fraud and abuse laws and regulations, accurately report financial information or data or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the health care industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a code of conduct, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

General Business Risks

If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on our business.

We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological materials. Our operations also produce hazardous waste products. We generally contract with third-parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.

Although we maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of hazardous and flammable materials, including chemicals and biological materials.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. These current or future laws and regulations may impair our research, development or commercialization efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions.

Our business activities may be subject to the Foreign Corrupt Practices Act (“FCPA”), the UK Bribery Act 2010 (“UK Bribery Act”), and other similar anti-bribery and anti-corruption laws of other countries in which we operate.

We have conducted and have ongoing studies in international locations, and may in the future initiate additional studies in countries other than the U.S. Our business activities may be subject to the FCPA, the UK Bribery Act and other similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate. The FCPA generally prohibits offering, promising, giving or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, the health care providers who prescribe pharmaceuticals are employed by their government, and the purchasers of pharmaceuticals are government entities; therefore, our dealings with these prescribers and purchasers are subject to regulation under the FCPA. Recently the SEC and Department of Justice have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of our employees, agents or contractors, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, the closing down of our facilities, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our products in one or more countries and could materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees and our business, prospects, operating results and financial condition.

We may experience disruptions and delays or incur financial damages as a result of system failures or security breaches.

Despite the implementation of security measures, any of the internal computer systems belonging to us or our third-party service providers are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failure. Any system failure, accident or security breach that causes interruptions in our own or in third-party service providers’ operations could result in a material disruption of our drug discovery and development programs. A system failure or security breach that causes the loss of clinical trial data from completed or future clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs in order to recover or reproduce the lost data. In addition, to the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur liability as a result, our drug discovery programs and competitive position may be adversely affected, and further development of our product candidates may be delayed. Any such disruption, failure or security breach could also cause us to incur additional costs to remedy the damages that arise from such disruption, failure or security breach.

Our insurance policies may not be adequate to compensate us for the potential losses arising from any such disruption, failure or security breach. In addition, such insurance may not be available to us in the future on economically reasonable terms, or at all. Further, our insurance may not cover all claims made against us and could have high deductibles in any event, and defending a suit, regardless of its merit, could be costly and divert management attention.

If we engage in future acquisitions or strategic partnerships, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks.

We may evaluate various acquisition opportunities and strategic partnerships, including licensing or acquiring complementary products, intellectual property rights, technologies or businesses. Any potential acquisition or strategic partnership may entail numerous risks, including:

∎	increased operating expenses and cash requirements;

∎	the assumption of additional indebtedness or contingent liabilities;

∎	the issuance of our equity securities;

∎	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;

∎	the diversion of our management’s attention from our existing product programs and initiatives in pursuing such a strategic merger or acquisition;

∎	retention of key employees, the loss of key personnel and uncertainties in our ability to maintain key business relationships;

∎	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates and marketing approvals; and

∎

our inability to generate revenue from acquired technology and/or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we undertake acquisitions, we may issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense.

Moreover, we may not be able to locate suitable acquisition opportunities, and this inability could impair our ability to grow or obtain access to technology or products that may be important to the development of our business.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts covering us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. In addition, if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

We are subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”). We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the facts that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist activity and other events beyond our control, which could harm our business.

Our facility is located in a seismically active region and in a state which also experiences large scale wildfires from time to time. We have not undertaken a systematic analysis of the potential consequences to our business and financial results from a major earthquake, fire, power loss, terrorist activity or other disasters and do not have a recovery plan for such disasters. In addition, we are in the process of constructing a new office and laboratory facility in San Carlos, California pursuant to a lease agreement we entered into in December 2019. We may encounter difficulties and delays in construction as well as in obtaining necessary validation, permits, licenses, and certifications for this facility. For example, as circumstances around the COVID-19 pandemic are evolving, government-imposed quarantines and restrictions may require us to temporarily halt construction or validation activities. Furthermore, we may not be able to fully occupy this facility on our currently anticipated timeline, which could negatively impact our financial results given the fixed costs associated with the lease. If we are unable to complete construction in a timely and satisfactory manner, obtain the necessary permits, licenses, certificates, and accreditations or fully occupy this facility, we may be unable to meet our currently anticipated development timelines for our product candidates, which would negatively impact our reputation, commercial plans and results of operations.

In addition, we do not carry sufficient insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could harm our business. We maintain multiple copies of each of our antibody sequences and electronic data records, most of which we maintain at our headquarters. If our facility were impacted by a seismic event, we could lose all our antibody sequences, which would have an adverse effect on our ability to discover new targets.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

As of December 31, 2019, we had gross U.S. federal and state net operating loss carryforwards of $210.2 million and $42.4 million, respectively. Federal net operating loss carryforwards of $148.3 million, which were generated after December 31, 2017, do not expire. The remaining $61.9 million of federal net operating loss carryforwards expire beginning in 2032. It is possible that we will not generate taxable income in time to use our net operating loss carryforwards before their expiration (if applicable) or at all. Under Sections 382 and 383 of the Internal

Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50 percentage points change (by value) in the ownership of its equity over a rolling three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and certain other pre-change tax attributes to offset its post-change income and taxes may be limited. We have not yet undertaken an analysis under Sections 382 and 383 of the Internal Revenue Code to see if any of our net operating loss carryforwards were limited as a result of our prior stock sales, including those made as part of our initial public offering. As a result, we may have experienced such ownership changes in the past, and we may experience ownership changes in the future as a result of shifts in our stock ownership, some of which are outside our control. Accordingly, our ability to utilize our net operating loss carryforwards and certain other tax attributes could be limited by an “ownership change” as described above, which could result in increased tax liability to our company.

Risks Related to the Offering and Our Common Stock

The market price of our stock may continue to be volatile, which could result in substantial losses for investors.

The trading price of our common stock has been, and is likely to continue to be, highly volatile and subject to wide fluctuations in response to various factors, some of which we cannot control. We priced our initial public offering at $18.00 per share on July 19, 2018, and our common stock reached a high of $139.99 per share during the fourth quarter of 2019. On October 26, 2020, the last reported sale of our common stock was $91.06. The trading price of our common stock could be subject to wide fluctuations in response to various factors, which in addition to the factors discussed in this “Risk Factors” section and others such as:

∎	the timing and results of preclinical studies and clinical trials of our product candidates or those of our competitors;

∎	the success of competitive products or announcements by potential competitors of their product development efforts;

∎	regulatory actions with respect to our products or our competitors’ products;

∎	impacts and developments in the COVID-19 pandemic;

∎	actual or anticipated changes in our growth rate relative to our competitors;

∎	regulatory or legal developments in the United States and other countries;

∎	developments or disputes concerning patent applications, issued patents or other proprietary rights;

∎	the recruitment or departure of key scientific or management personnel;

∎	announcements by us or our competitors of significant acquisitions, strategic collaborations, joint ventures, collaborations or capital commitments;

∎	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;

∎	fluctuations in the valuation of companies perceived by investors to be comparable to us;

∎	market conditions in the pharmaceutical and biotechnology sector;

∎	changes in the structure of healthcare payment systems;

∎	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

∎	announcement or expectation of additional financing efforts;

∎	sales of our common stock by us, our insiders or our other stockholders;

∎	expiration of market stand-off or lock-up agreements; and

∎	general economic, industry and market conditions.

In addition, the stock market in general, and pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies, including in response to the COVID-19 pandemic. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have a dramatic and adverse impact on the market price of our common stock.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or our guidance.

Our quarterly and annual operating results may fluctuate significantly in the future, which makes it difficult for us to predict our future operating results. From time to time, we may enter into license or collaboration agreements or strategic partnerships with other companies that include development funding and significant upfront and milestone payments and/or royalties, which may become an important source of our revenue. These upfront and milestone payments may vary significantly from period to period and any such variance could cause a significant fluctuation in our operating results from one period to the next.

In addition, we measure compensation cost for stock-based awards made to employees at the grant date of the award, based on the fair value of the award, and recognize the cost as an expense over the employee’s requisite service period. As the variables that we use as a basis for valuing these awards change over time, including our underlying stock price and stock price volatility, the magnitude of the expense that we must recognize may vary significantly.

Furthermore, our operating results may fluctuate due to a variety of other factors, many of which are outside of our control and may be difficult to predict, including the following:

∎	delays or increased costs related to the COVID-19 global pandemic;

∎	the timing and cost of, and level of investment in, research and development activities relating to our current and any future product candidates, which will change from time to time;

∎	our ability to enroll patients in clinical trials and the timing of enrollment;

∎

the cost of manufacturing our current and any future product candidates, which may vary depending on FDA guidelines and requirements, the quantity of production and the terms of our agreements with manufacturers;

∎	expenditures that we will or may incur to acquire or develop additional product candidates and technologies;

∎	the timing and outcomes of clinical trials for lirentelimab (AK002) and any of our future product candidates or competing product candidates;

∎	the need to conduct unanticipated clinical trials or trials that are larger or more complex than anticipated;

∎

competition from existing and potential future products that compete with lirentelimab (AK002) and any of our future product candidates, and changes in the competitive landscape of our industry, including consolidation among our competitors or partners;

∎	any delays in regulatory review or approval of lirentelimab (AK002) or any of our future product candidates;

∎	the level of demand for lirentelimab (AK002) and any of our future product candidates, if approved, which may fluctuate significantly and be difficult to predict;

∎

the risk/benefit profile, cost and reimbursement policies with respect to our product candidates, if approved, and existing and potential future products that compete with lirentelimab (AK002) and any of our future product candidates;

∎	our ability to commercialize lirentelimab (AK002) and any of our future product candidates, if approved, inside and outside of the United States, either independently or working with third parties;

∎	our ability to establish and maintain collaborations, licensing or other arrangements;

∎	our ability to adequately support future growth;

∎	potential unforeseen business disruptions that increase our costs or expenses;

∎	future accounting pronouncements or changes in our accounting policies; and

∎	the changing and volatile global economic environment.

The cumulative effect of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on our past results as an indication of our future performance. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock before giving effect to this offering. Accordingly, if you purchase our common stock in this offering, you will incur immediate and substantial dilution of approximately $77.84 per share, based on our net tangible book value as of June 30, 2020 and assuming the issuance and sale 2,745,442 shares of our common stock at an assumed public offering price of $91.06 per share, which was the last reported price of our common stock on the Nasdaq Global Select Market on October 26, 2020. Furthermore, if the underwriters exercise their option to purchase additional shares, or outstanding options are exercised, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section titled “Dilution.”

Raising additional capital may restrict our operations or require us to relinquish rights to our technologies or product candidates, and if we sell shares of our common stock in future financings, stockholders may experience immediate dilution and, as a result, our stock price may decline.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, partnerships and marketing, distribution or licensing arrangements. We do not have any committed external source of funds. We may also from time to time issue additional shares of common stock at a discount from the then current trading price of our common stock. As a result, our stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock. If we issue common stock or securities convertible into common stock, our stockholders would experience additional dilution and, as a result, our stock price may decline. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

If we raise additional funds through partnerships or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

As of June 30, 2020, our executive officers, directors, holders of 5% or more of our capital stock and their respective affiliates beneficially owned approximately 96.4% of our outstanding voting stock. As a result, this group of stockholders has the ability to significantly influence all matters requiring stockholder approval, including the election of directors, amendments of our organizational documents or approval of any merger, sale of assets or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of this group of stockholders may not always coincide with your interests or the interests of other stockholders and they may act in a manner that advances their best interests and not necessarily those of other stockholders, including seeking a premium value for their common stock, and might affect the prevailing market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after any lock-up or other legal restrictions on resale discussed in this prospectus supplement lapse, the trading price of our common stock could decline. Based upon the number of shares outstanding as of June 30, 2020 upon the closing of this offering, we will have outstanding a total of 51,658,911 shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares of common stock and no exercise of outstanding options.

The lock-up agreements pertaining to this offering will expire 90 days from the date of this prospectus supplement. After the lock-up agreements expire, up to approximately 18.9 million of additional shares of common stock held by directors, executive officers and other affiliates will be eligible for sale in the public market, subject to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”). Jefferies LLC and BofA Securities, Inc. may, however, in their sole discretion, permit our officers, directors and other stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

Further, the holders of a majority of the shares of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up agreements described above. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

We are currently and may in the future be subject to securities litigation, which is expensive and could divert management attention.

The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We are currently and may in the future be the target of this type of litigation. For example, on March 10, 2020, a putative securities class action complaint captioned Kim v. Allakos et al., No. 20-cv-01720 (N.D. Cal.) was filed in the United States District Court for the Northern District of California against us, our Chief Executive Officer, Dr. Robert Alexander, and our Chief Financial Officer, Mr. Leo Redmond. The complaint asserts claims for violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder and seeks damages based on alleged material misrepresentations and omissions concerning our Phase 2 clinical trials of antolimab (AK002). The proposed class period is August 5, 2019, through December 17, 2019, inclusive. This or other securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

We have not paid and do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to any appreciation in the value of their stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the market price of our common stock.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that could depress the market price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions, among other things:

∎	establish a classified board of directors so that not all members of our board are elected at one time;

∎	permit only the board of directors to establish the number of directors and fill vacancies on the board;

∎	provide that directors may only be removed “for cause” and only with the approval of two-thirds of our stockholders;

∎	authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan (also known as a “poison pill”);

∎	eliminate the ability of our stockholders to call special meetings of stockholders;

∎	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

∎	prohibit cumulative voting;

∎	authorize our board of directors to amend the bylaws;

∎	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings; and

∎	require a super-majority vote of stockholders to amend some provisions described above.

In addition, Section 203 of the General Corporation Law of the State of Delaware (“DGCL”), prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder, generally a person which together with its affiliates owns, or within the last three years has owned, 15% of our voting stock, for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our common stock.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for:

∎	any derivative action or proceeding brought on our behalf;

∎	any action asserting a claim of breach of fiduciary duty;

∎	any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws; and

∎	any action asserting a claim against us that is governed by the internal-affairs doctrine.

Our amended and restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (such provision, the “Federal Forum Provision”). However, on December 19, 2018, the Delaware Court of Chancery issued a decision in Matthew Sciabacucchi v. Matthew B. Salzberg et al., C.A. No. 2017-0931-JTL (Del. Ch.), finding that such provisions such as the Federal Forum Provision are not valid under Delaware law. In light of this decision of the Delaware Court of Chancery, we do not intend to enforce the federal forum provision in our amended and restated certificate of incorporation unless and until such time there is a final determination by the Delaware Supreme Court regarding the validity of such provisions. If the decision is not appealed or if the Delaware Supreme Court affirms the Delaware Chancery Court’s decision, then we will seek approval by our stockholders to amend our certificate of incorporation at our next regularly-scheduled annual meeting of stockholders to remove the Federal Forum Provision.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. If a court were to find either exclusive-forum provision in our amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving the dispute in other jurisdictions, which could seriously harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may contain, the documents incorporated by reference herein may contain and management may make certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes.

These statements include, but are not limited to, statements about:

∎	the impact that the adoption of new accounting pronouncements will have on our financial statements;

∎	the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results;

∎	the timing and focus of our future clinical trials, and the reporting of data from those trials;

∎	the impact of the COVID-19 pandemic;

∎	our plans relating to commercializing lirentelimab (AK002), if approved, including the geographic areas of focus and sales strategy;

∎	the size of the market opportunity for lirentelimab (AK002) in each of the diseases we are targeting;

∎

the number of diseases represented in the patient population enrolled in our clinical trials, and our ability to evaluate response to treatment of lirentelimab (AK002) in diseases other than the primary indication in our clinical trials;

∎	our estimates of the number of patients in the United States who suffer from the diseases we are targeting and the number of patients that will enroll in our clinical trials;

∎	the beneficial characteristics, safety, efficacy and therapeutic effects of lirentelimab (AK002);

∎

the timing or likelihood of regulatory filings and approvals, including our expectation to seek special designations, such as orphan drug designation, for lirentelimab (AK002) or our other product candidates for various diseases;

∎	our ability to obtain and maintain regulatory approval of lirentelimab (AK002) or our other product candidates;

∎	our plans relating to the further development of lirentelimab (AK002) and our other product candidates;

∎	existing regulations and regulatory developments in the United States and other jurisdictions;

∎	our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available;

∎

our continued reliance on third parties to conduct additional clinical trials of lirentelimab (AK002) and our other product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials;

∎	the need to hire additional personnel and our ability to attract and retain such personnel;

∎	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

∎	our financial performance;

∎	the sufficiency of our existing cash, cash equivalents and investments in marketable securities to fund our future operating expenses and capital expenditure requirements; and

∎	our anticipated use of the proceeds from this offering.

Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, the prospectus supplement hereto and in our other filings with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We qualify all of the forward-looking statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein by these cautionary statements. Our forward-looking statements speak only as of the date of this prospectus supplement, the date of the accompanying prospectus or as of the date of the documents incorporated herein by reference. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock in this offering will be approximately $236.1 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares in this offering is exercised in full, we estimate that the net proceeds from this offering will be approximately $271.6 million, after deducting underwriting discounts and commissions and our estimated offering expenses. Each $1,000,000 increase or decrease in the aggregate dollar value of shares offered by us, as set forth on the cover page of this prospectus supplement, would increase or decrease, as applicable, our net proceeds from this offering by approximately $947,500, after deducting underwriting discounts and commissions and our estimated offering expenses.

We intend to use the net proceeds from this common stock offering for general corporate purposes. Pending their uses, we plan to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

MARKET INFORMATION

Our common stock is traded on the Nasdaq Global Select Market under the symbol “ALLK.” We estimate that there were approximately 15 holders of record of our common stock as of September 30, 2020.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Payment of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, the requirements and contractual restrictions of then-existing debt instruments and other factors that our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our unaudited cash, cash equivalents and investments in marketable securities and capitalization as of June 30, 2020 (1) on an actual basis and (2) on an as-adjusted basis to give effect to the sale of the shares of common stock offered hereby, as set forth on the cover page of this prospectus supplement (assuming the underwriters do not exercise their option to purchase additional shares), based on an assumed public offering price of $91.06 per share, which was the last reported sale price of our common stock on October 26, 2020, after deducting the underwriting discount and commissions and our estimated offering expenses.

You should read this table in conjunction with “Use of Proceeds” as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the related notes, incorporated by reference into this prospectus supplement and the accompanying prospectus from our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, incorporated by reference herein.

	AS OF JUNE 30, 2020
(in thousands, except shares and per share data)	ACTUAL	AS ADJUSTED(1)
	(Unaudited)
Cash, cash equivalents and investments in marketable securities	$454,946	$691,021

Stockholders’ equity:
Preferred stock, par value $0.001 per share; 20,000,000 shares authorized, no shares issued and outstanding, actual and as adjusted	$—	—
Common stock, par value $0.001 per share; 200,000,000 shares authorized, 48,913,469 shares issued and outstanding, actual and 51,658,911 shares issued and outstanding, as adjusted	49	52
Additional paid-in capital	702,767	938,839
Accumulated other comprehensive gain	787	787
Accumulated deficit	(256,600)	(256,600)

Total stockholders’ equity	$447,003	$683,078

(1)	Each $1,000,000 increase or decrease in the aggregate dollar value of shares offered by us, as set forth on the cover page of this prospectus supplement, would increase or decrease, as applicable, our cash and cash equivalents, working capital, total assets and total stockholders’ equity by approximately $947,500 after deducting the estimated underwriting discounts and commissions and our estimated offering expenses. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this common stock offering and other terms of this common stock offering determined at pricing.

The number of shares of common stock that will be outstanding after this offering is based on 48,913,469 shares of common stock outstanding as of June 30, 2020, and excludes the following:

∎	7,016,005 shares of common stock issuable upon exercise of options to purchase shares of our common stock outstanding as of June 30, 2020, at a weighted-average exercise price of $13.73 per share;

∎	584,440 shares of common stock issuable upon vesting of RSUs outstanding as of June 30, 2020;

∎	61,940 shares of common stock issuable upon exercise of options to purchase shares of our common stock that we granted after June 30, 2020, at a weighted-average exercise price of $77.07 per share;

∎	30,370 shares of common stock issuable upon vesting of RSUs that we granted after June 30, 2020;

∎	7,373,600 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of:

∎

6,079,133 shares of common stock reserved for future issuance under the 2018 Plan and shares that become available under the 2018 Plan pursuant to provisions thereof that automatically increase the share reserves under such plan each year; and

∎

1,294,467 shares of common stock reserved for future issuance under the 2018 ESPP and shares that become available under the 2018 ESPP pursuant to provisions thereof that automatically increase the share reserves under such plan each year.

DILUTION

As of June 30, 2020, we had a net tangible book value of approximately $447.0 million or $9.14 per share of common stock, based upon 48,913,469 shares of common stock outstanding on such date. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding.

Dilution in net tangible book value per share to new investors in this offering represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to the sale of the shares of common stock offered by us hereby, as set forth on the cover page of this prospectus supplement (assuming the underwriters do not exercise their option to purchase additional shares) at an assumed public offering price of $91.06 per share, which was the last reported sale price of our common stock on October 26, 2020, and after deducting the underwriting discounts and commissions and our estimated offering expenses, our as-adjusted net tangible book value as of June 30, 2020 would have been $683.1 million, or $13.22 per share of common stock. This represents an immediate increase in net tangible book value of $4.08 per share to existing stockholders and an immediate dilution of $77.84 per share to new investors in our common stock. The following table illustrates this dilution on a per share basis.

Assumed public offering price per share		$91.06
Net tangible book value per share as of June 30, 2020, before giving effect to this offering	$9.14
Increase in net tangible book value per share attributed to new investors purchasing shares in this offering	4.08

As adjusted net tangible book value per share after giving effect to this offering		$13.22

Dilution per share to new investors in this offering		$77.84

We may increase or decrease the aggregate amount of shares we are offering from the assumed aggregate dollar value of shares set forth above. An increase in $1,000,000 of the aggregate dollar value of shares offered by us from the assumed aggregate dollar value of shares set forth above would increase our as-adjusted net tangible book value per share after giving effect to the offering to approximately $4.10 per share, assuming the assumed public offering price of $91.06 remains the same. Similarly, a decrease of $1,000,000 of the aggregate dollar value of shares offered by us from the assumed offering amount set forth above would decrease the dilution in as-adjusted net tangible book value per share to new investors in this offering to approximately $4.07 per share after deducting the underwriting discounts and commissions and our estimated offering expenses payable by us, assuming the assumed public offering price of $91.06 remains the same. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares that we offer in this offering, and other terms of this offering determined at pricing.

If the underwriters’ option to purchase additional shares is exercised in full, based upon the assumed public offering price of $91.06, the as-adjusted net tangible book value per share after giving effect to the offering would be $13.80 per share, the increase in the net tangible book value per share to existing stockholders would be $4.66 per share and the dilution to the new investors would be $77.26 per share.

The foregoing table does not take into effect further dilution to new investors that could occur upon the exercise of outstanding options having a per share exercise price less than the public offering price per share in this offering.

The foregoing table is based upon 48,913,469 shares outstanding as of June 30, 2020 and excludes the following:

∎	7,016,005 shares of common stock issuable upon exercise of options to purchase shares of our common stock outstanding as of June 30, 2020, at a weighted-average exercise price of $13.73 per share;

∎	584,440 shares of common stock issuable upon vesting of RSUs outstanding as of June 30, 2020;

∎	61,940 shares of common stock issuable upon exercise of options to purchase shares of our common stock that we granted after June 30, 2020, at a weighted-average exercise price of $77.07 per share;

∎	30,370 shares of common stock issuable upon vesting of RSUs that we granted after June 30, 2020;

∎	7,373,600 shares of common stock reserved for future issuance under our stock-based compensation plans, consisting of:

∎

6,079,133 shares of common stock reserved for future issuance under the 2018 Plan and shares that become available under the 2018 Plan pursuant to provisions thereof that automatically increase the share reserves under such plan each year; and

∎

1,294,467 shares of common stock reserved for future issuance under the 2018 ESPP and shares that become available under the 2018 ESPP pursuant to provisions thereof that automatically increase the share reserves under such plan each year.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock to non-U.S. holders (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any State of the United States or any local, non-U.S. or other taxing jurisdiction or under U.S. federal non-income tax laws, such as gift and estate tax laws, or under any applicable tax treaty. In addition, this discussion does not address any potential application of the Medicare contribution tax on net investment income or any tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

∎	banks or other financial institutions;

∎	insurance companies;

∎	qualified foreign pension funds;

∎	persons subject to the alternative minimum tax;

∎	tax-exempt organizations or accounts;

∎	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

∎	dealers in securities or currencies;

∎	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

∎	persons that own, or are deemed to own, more than 5% of our common stock (except to the extent specifically set forth below);

∎	certain former citizens or long-term residents of the United States;

∎	partnerships and other pass-through entities (and investors therein);

∎	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

∎	persons who receive our common stock pursuant to the exercise of an employee stock option or otherwise as compensation;

∎	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or

∎	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership, including any entity or arrangement, domestic or foreign, classified as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any State of the United States or any local, non-U.S. or other taxing jurisdiction, or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

∎	an individual who is a citizen or resident of the United States;

∎	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

∎	an estate whose income is subject to U.S. federal income tax regardless of its source;

∎

a trust (x) the administration of which is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has a valid election in effect to be treated as a U.S. person; or

∎	an entity or arrangement, domestic or foreign, classified as a partnership for U.S. federal income tax purposes.

Distributions

If we make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock (determined separately with respect to each share of our common stock), but not below zero, and then will be treated as gain from the sale of that stock.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide the applicable withholding agent with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. If you hold our common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, who then will be required to provide the required certification to the applicable withholding agent, either directly or through other intermediaries. You should consult your tax advisor regarding your entitlement to benefits under any applicable income tax treaty. You generally will be able to obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment or fixed base maintained by you in the United States) generally are exempt from such withholding tax. In order to obtain this exemption, you generally must provide the applicable withholding agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, are attributable to a permanent establishment or fixed base maintained by the you in the United States) may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Gain on Sale or Other Disposition of Common Stock

Subject to the discussion below under the heading “Backup Withholding and Information Reporting,” you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

∎

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States), in which case you will be required to pay tax on the net gain derived from the sale or other disposition under regular graduated U.S. federal income tax rates. If you are a non-U.S. holder that is a corporation, you may also be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

∎

you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or other disposition occurs and certain other conditions are met, in which case you will be required to pay a flat 30% tax (or lower applicable treaty rate) on the gain derived from the sale or other disposition, which gain may be offset by certain U.S. source capital losses (even though you are not considered a resident of the United States); provided that you have timely filed U.S. federal income tax returns with respect to such losses; or

∎

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes, or a USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock. We believe that we are not currently and will not become a USRPHC. However, even if we are or become a USRPHC, as long as our common stock is “regularly traded” (as defined by applicable Treasury regulations) on an established securities market at any time during the calendar year and you have not held more than 5% of our common stock (actually or constructively) at any time during the shorter of the five-year period preceding the disposition or your holding period for our common stock, you will not be subject to U.S. federal income tax on any gain derived from the sale or other disposition of our common stock.

Backup Withholding and Information Reporting

The amount of dividends paid to you, your name and address, and the amount of tax withheld, if any, will generally be reported to the IRS annually. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Your proceeds on the disposition of stock may be subject to information reporting, and payments of dividends and proceeds on the disposition of stock may be subject to backup withholding at a current rate of 24% unless you establish an exemption, for example by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if the applicable withholding agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Accounts

Legislation and administrative guidance (referred to as the Foreign Account Tax Compliance Act or FATCA) generally will impose a U.S. federal withholding tax of 30% on any dividends paid to (i) a “foreign financial institution” (as specially defined under these rules), whether such foreign financial institution is the beneficial owner or an intermediary, unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) a “non-financial foreign entity” (as specially defined under these rules), whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. While withholding under FATCA was also scheduled to apply to the payments of gross proceeds from the disposition of our common stock, proposed Treasury regulations (the preamble to which indicates that taxpayers may rely on the proposed regulations pending finalization) would eliminate FATCA withholding on gross proceeds. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these rules. If the country in which the payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, the payee may be permitted to report to that country instead of the United States, and the intergovernmental agreement may otherwise modify the requirements described in this paragraph. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, among us and Jefferies LLC, BofA Securities, Inc. and SVB Leerink LLC, as the representatives of the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

UNDERWRITER	NUMBER OF SHARES
Jefferies LLC
BofA Securities, Inc. SVB Leerink LLC
LifeSci Capital LLC
William Blair & Company, L.L.C.

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters and certain of their controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commission and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of $                per share of common stock. After the offering, the initial public offering price, concession and reallowance to dealers may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering.

	PER SHARE		TOTAL
	Without option to purchase additional shares	With option to purchase additional shares	Without option to purchase additional shares	With option to purchase additional shares
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $800,000. We have agreed to reimburse the underwriters for certain expenses in an amount up to $35,000.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “ALLK.”

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part, up to $37,500,000 of additional shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions. If the underwriters exercise this option, each underwriter will be obligated, subject to specified conditions, to purchase a number of additional shares proportionate to that underwriter’s initial purchase commitment that is indicated in the table above.

No Sales of Similar Securities

We have agreed that, for a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of Jefferies LLC and BofA Securities, Inc., offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement relating to, shares of our common stock, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock (collectively, “lock-up securities”), or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing. We also will not, without the prior consent of Jefferies LLC and BofA Securities, Inc., enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of lock-up securities. The foregoing restrictions do not apply to:

(A) the shares of our common stock to be sold by us in this offering;

(B) the issuance by us of shares of common stock upon the exercise or settlement of options pursuant to our equity plans that are described in this prospectus supplement, or upon the conversion of convertible securities outstanding as of the date of the underwriting agreement and as described in this prospectus supplement;

(C) the issuance by us of lock-up securities pursuant to our stock plans that are described in this prospectus supplement;

(D) the issuance by us of lock-up securities in connection with (1) the acquisition by us of the business, technology, not less than a majority or controlling portion of the securities, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by us in connection with such acquisition and the issuance of any such securities pursuant to any such agreement, or (2) our bona fide commercial transactions (including joint ventures, commercial relationships or other strategic transactions); or

(E) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to our stock plans that are described in this prospectus supplement or any assumed employee benefit plan contemplated by clause (D) above.

The aggregate number of shares of common stock that we may sell or issue or agree to sell or issue pursuant to clause (D) above and, with respect to securities to be granted pursuant to any assumed employee benefit plan, pursuant to clause (E) above, shall not exceed 7.5% of the total number of shares of our common stock outstanding immediately following this offering. In the case of clauses (C) through (E) above, each recipient of such securities shall execute and deliver to the representatives, on or prior to the issuance of such securities, a lock-up agreement substantially to the effect set forth above.

Additionally, our executive officers and directors and certain stockholders affiliated with our directors have entered into lock-up agreements pursuant to which, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Jefferies LLC and BofA Securities, Inc., offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any lock-up securities. The foregoing is subject to several exceptions including:

(A) The following transfers of lock-up securities:

(i)	as a bona fide gift or gifts;

(ii)

to any member of the lock-up signatory’s immediate family or to any trust or other legal entity for the direct benefit of the lock-up signatory or his or her immediate family, or if the signatory is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust, provided that any such transfer shall not involve a disposition for value;

(iii)	by will, other testamentary document or the laws of intestate succession;

(iv)	in connection with a sale of the lock-up signatory’s shares acquired in the offering or in the open market following the offering;

(v)

if the lock-up signatory is a corporation, partnership, limited liability company, trust or other business entity, (A) to any of its affiliates, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up signatory or its affiliates or (B) as part of a distribution, transfer or disposition to its affiliates, directors, officers, employees, managers, managing members, members, stockholders, partners, beneficiaries or other equity holders;

(vi)

(A) to us of shares of our common stock in connection with “net” or “cashless” exercise or settlement of stock options, other rights to purchase lock-up securities or other equity awards or (B) in open market transactions as necessary for payment of tax withholdings or remittance payments due as a result of the vesting, settlement or exercise of such awards pursuant to an equity incentive plan, stock purchase plan or other employee benefit plan or (B) upon the conversion of a convertible security in order to cover withholding tax obligations in connection with such conversion;

(vii)

to us in connection with any contractual arrangement in effect on the date of this prospectus supplement that provides for the repurchase of the lock-up signatory’s equity securities by us in connection with the signatory’s termination of service with us;

(viii)

in connection with the conversion of any convertible security into shares of common stock in a manner consistent with the description of such securities contained in this prospectus supplement, provided that such shares of common stock will remain subject to the provisions of the lock-up agreement;

(ix)	to a nominee or custodian of a person or entity to whom a transfer would be permissible under (i), (ii), (iii) or (v) above;

(x)

pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors and made to all holders of our capital stock on substantially the same terms for holders of a majority of the voting power of our outstanding shares of capital stock involving a change of control of us;

(xi)	by operation of law, including pursuant to orders of a court, a qualified domestic order or in connection with a divorce settlement;

(xii)	with the prior written consent of Jefferies LLC and BofA Securities, Inc. on behalf of the underwriters; or

(xiii)	by making a pledge of such shares to a bona fide third-party lender.

In the case of any transfer pursuant to (i), (ii), (iii), (v), (ix) and (xi) above, the donee, transfereer or distributee must agree in writing to be bound by the lock-up restrictions. In the case of any transfer pursuant to (i), (ii), (iii), (iv) and (v) above, no filing under Section 16 of the Exchange Act or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of common stock shall be required or voluntarily made during the lock-up period (other than a required filing on Form 5, Schedule 13G (or Schedule 13G/A) or Schedule 13F). In the case of (vi) above, if the lock-up signatory is required to file a report under Section 16 of the Exchange Act during the lock-up period, the lock-up signatory shall include a statement to the effect that such report relates to the circumstances described in (vi) above. In the case of (i), (ii), (iii), (v) and (ix) above, any transfer of lock-up securities must not involve a disposition for value. In the case of (vii) above, if the lock-up signatory is required to file a report under Section 16 of the Exchange Act during the lock-up period, the lock-up signatory shall include a statement in such report to the effect that such transfer is to us in connection with the repurchase of shares of common stock, as the case may be. In the case of (xiii) above, the lender taking beneficial or legal ownership of shares of common stock pursuant to such loan during the lock-up period shall agree in writing to be bound by the restrictions set forth in the lock-up agreement, and if the lock-up signatory is required to file a report under Section 16 of the Exchange Act during the lock-up period as a result of such loan, the lock-up signatory shall include a statement in such report to the effect that the lender will agree to be bound by the restrictions set forth in the lock-up agreement should the lender take beneficial or legal ownership of such shares of common stock during the lock-up period.

(B) Receipt from us of shares of common stock in connection with the exercise of options or other rights granted under a stock incentive plan or other equity award plan; or

(C) Entry into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the date of the lock-up agreement relating to the sale of the lock-up signatory’s shares, provided that (i) the securities subject to such plan may not be transferred until after the lock-up period expires and (ii) no public announcement or filing under the Exchange Act shall be voluntarily made regarding the establishment of such plan during the lock-up period.

Jefferies LLC and BofA Securities, Inc. may, in their sole discretion and at any time or from time to time before the termination of the 90-day period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our shareholders who will execute a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

Stabilization

The underwriters have advised us that they may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.

“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

None of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters may also engage in passive market making transactions in our common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Disclaimers About Non-U.S. Jurisdictions

General

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, or FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Australia

This document:

∎	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

∎

has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

∎

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

∎

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(c)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(d)	where no consideration is or will be given for the transfer;

(e)	where the transfer is by operation of law;

(f)	as specified in Section 276(7) of the SFA; or

(g)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the issuance of our common stock offered in this prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. Davis Polk & Wardwell LLP, Menlo Park, California, is acting as counsel for the underwriters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of our internal control over financial reporting as of December 31, 2019, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the common stock offered by this prospectus supplement. This prospectus supplement, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us, we refer you to the registration statement and to its exhibits and schedules.

We file annual, quarterly and current reports and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC.

These documents are also available, free of charge, through the Investors section of our website, which is located at www.allakos.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider such information to be part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the Common Stock by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

We incorporate by reference in this prospectus supplement the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

∎	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

∎

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from our Definitive Proxy Statement on Schedule 14A filed on April 15, 2020;

∎	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020;

∎

our Current Reports on Form 8-K filed on January 23, 2020, February  24, 2020, March  24, 2020, April  13, 2020, April  21, 2020, May  4, 2020, May  11, 2020, May  21, 2020, May  28, 2020, June  3, 2020, October  21, 2020, October  26, 2020, October 26, 2020 and October 28, 2020 (other than the information furnished under Item 2.02);

∎

the description of our Common Stock contained in our registration statement on Form 8-A, filed with the SEC on July 11, 2018, including any subsequent filed amendments and reports updating such description; and

∎

any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of this offering but excluding any information furnished to, rather than filed with, the SEC.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated in the documents) by writing or telephoning us at the following address:

Allakos Inc.

975 Island Drive, Suite 201

Redwood City, California 94065

(650) 597-5002

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement and accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different information.

PROSPECTUS

Allakos Inc.

Common Stock

We may offer and sell shares of our common stock from time to time. In addition, selling stockholders, as may be named in one or more prospectus supplements, may offer and sell from time to time and in one or more offerings, shares of our common stock. We will determine when we sell shares of our common stock, which may be sold on a continuous or delayed basis directly to or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and we and any agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of shares of our common stock. If any agents, dealers or underwriters are involved in the sale of any of shares of our common stock, the applicable prospectus supplement will set forth any applicable commissions or discounts payable to them. Our net proceeds from the sale of shares of our common stock also will be set forth in the applicable prospectus supplement. We also may provide investors with a free writing prospectus that includes this information. In addition, one or more selling stockholders to be named in a prospectus supplement hereto may offer and sell shares of our common stock from time to time, together or separately, in amounts, at prices and on terms that will be determined at the time of any such offering.

Each time that we or any selling stockholders sell shares of our common stock using this prospectus, we or any selling stockholders will provide a prospectus supplement and attach it to this prospectus if required. The prospectus supplement or a free writing prospectus will contain more specific information about the offering and the shares of our common stock being offered, including the prices and our net proceeds from the sales of such shares of our common stock. The selling stockholders will receive all of the proceeds from any sales of shares of our common stock owned by them. We will not receive any proceeds from the sale of shares of our common stock by selling stockholders. We may bear a portion of the expenses of the offering of shares of our common stock by one or more selling stockholders, except that the selling stockholders may pay any applicable underwriting fees, discounts or commissions and certain transfer taxes. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. This prospectus may not be used to sell shares of our common stock unless accompanied by a prospectus supplement describing the method and terms of the offering.

You should carefully read this prospectus and any applicable prospectus supplement and free writing prospectus, together with any documents we incorporate by reference, before you invest in shares of our common stock.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS AND IN ANY SIMILAR SECTION CONTAINED IN OUR PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

Our common stock is listed on The Nasdaq Global Select Market (“NASDAQ”) under the symbol “ALLK.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated August 5, 2019

Neither we nor any selling stockholder has authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and any selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement or free writing prospectus is accurate as of any date other than the respective dates thereof. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” or “WKSI” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) using a “shelf” registration process. Under this shelf registration process, we and/or one or more selling stockholders, if applicable, may, from time to time, offer and/or sell shares of our common stock in one or more offerings or resales. This prospectus provides you with a general description of the common stock that we and/or one or more selling stockholders may offer. Each time we sell shares of our common stock using this prospectus, we will provide a prospectus supplement and attach it to this prospectus and may also provide you with a free writing prospectus. The prospectus supplement and any free writing prospectus will contain more specific information about the offering, including the names of any selling stockholders, if applicable. The prospectus supplement may also add, update, change or clarify information contained in or incorporated by reference into this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. If there is any inconsistency between the information in this prospectus and the information in the prospectus supplement, you should rely on the information in the prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information that is incorporated or deemed incorporated by reference in this prospectus as described under the heading “Information Incorporated by Reference” and any additional information described under the heading “Where You Can Find More Information” before making an investment in our common stock. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference, as exhibits to the registration statement of which this prospectus is a part. The registration statement, including the exhibits and documents incorporated or deemed incorporated by reference in this prospectus can be read on the SEC website mentioned under the headings “Information Incorporated by Reference” and “Where You Can Find More Information.”

THIS PROSPECTUS MAY NOT BE USED TO SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act and Section 3(a)(80) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Pursuant to Section 102 of the Jumpstart Our Business Startups Act, or the JOBS Act, we have provided reduced executive compensation disclosure and have omitted a compensation discussion and analysis from the documents incorporated by reference herein.

This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus, the applicable prospectus supplement and

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any related free writing prospectus and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

When we refer to “Allakos,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Allakos Inc., unless the context indicates otherwise or unless otherwise specified. When we refer to “you,” we mean the holders of shares of our common stock.

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THE COMPANY

We are a clinical stage biotechnology company developing AK002, our wholly owned monoclonal antibody, for the treatment of various eosinophil and mast cell related diseases. AK002 selectively targets both eosinophils and mast cells, white blood cells that are widely distributed in the body and play a central role in the inflammatory response. Inappropriately activated eosinophils and mast cells have been identified as key drivers in a number of severe diseases affecting the gastrointestinal tract, eyes, skin, lungs and other organs. As such, AK002 has the potential to treat a large number of severe diseases. AK002 has demonstrated activity in clinical trials in patients with eosinophilic gastritis, eosinophilic gastroenteritis, eosinophilic esophagitis, chronic urticaria, indolent systemic mastocytosis, and severe allergic conjunctivitis. In addition, improvements were also observed in atopic comorbidities such as asthma, atopic dermatitis, and allergic rhinitis. The activity observed in these studies suggest that AK002 could provide significant benefit to patients suffering from these diseases and highlight AK002’s potential to broadly inhibit mast cells and deplete eosinophils in different disease settings.

We were incorporated in Delaware in March 2012. Our common stock is listed on the NASDAQ under the symbol “ALLK.” Our principal executive office is located at 975 Island Drive, Suite 201, Redwood City, California 94065, and our telephone number is (650) 597-5002. Our website address is www.allakos.com. This website address is not intended to be an active link, and information on, or accessible through, our website should not be construed to be a part of this prospectus. We do, however, use our website as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD.

Additional information about us is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making a decision to invest in our common stock, in addition to carefully considering the other information contained in this prospectus, in any accompanying prospectus supplement and incorporated by reference herein or therein, you should carefully consider the risks described under the caption “Risk Factors” contained in the applicable prospectus supplement, and any related free writing prospectus, and the risks discussed under the caption “Risk Factors” contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q, which are incorporated by reference in their entirety, together with other information in this prospectus, the prospectus supplement, the documents incorporated by reference herein and therein and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find More Information” and “Incorporation by Reference.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may contain, the documents incorporated by reference herein may contain and management may make certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes.

These statements include, but are not limited to, statements about:

•	the impact that the adoption of new accounting pronouncements will have on our financial statements;

•	the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results;

•	the timing and focus of our future clinical trials, and the reporting of data from those trials;

•	our plans relating to commercializing AK002, if approved, including the geographic areas of focus and sales strategy;

•	the size of the market opportunity for AK002 in each of the diseases we are targeting;

•

the number of diseases represented in the patient population enrolled in our clinical trials, and our ability to evaluate response to treatment of AK002 in diseases other than the primary indication in our clinical trials;

•	our estimates of the number of patients in the United States who suffer from the diseases we are targeting and the number of patients that will enroll in our clinical trials;

•	the beneficial characteristics, safety, efficacy and therapeutic effects of AK002;

•

the timing or likelihood of regulatory filings and approvals, including our expectation to seek special designations, such as orphan drug designation, for AK002 or our other product candidates for various diseases;

•	our ability to obtain and maintain regulatory approval of AK002 or our other product candidates;

•	our plans relating to the further development of AK002 and our other product candidates;

•	existing regulations and regulatory developments in the United States and other jurisdictions;

•	our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available;

•

our continued reliance on third parties to conduct additional clinical trials of AK002 and our other product candidates, and for the manufacture of our product candidates for preclinical studies and clinical trials;

•	the need to hire additional personnel and our ability to attract and retain such personnel;

•	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	our financial performance;

•	the sufficiency of our existing cash, cash equivalents and marketable securities to fund our future operating expenses and capital expenditure requirements; and

•	our anticipated use of the proceeds from this offering.

Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, any prospectus supplement hereto and in our other filings with the SEC. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We qualify all of the forward-looking statements in this prospectus and the documents incorporated by reference herein by these cautionary statements. Our forward-looking statements speak only as of the date of this prospectus or as of the date of the documents incorporated herein by reference. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

In the case of a sale of shares of our common stock by us, the use of proceeds will be specified in the applicable prospectus supplement. In the case of a sale of shares of our common stock by any selling stockholders, we will not receive any of the proceeds from such sale.

SELLING STOCKHOLDERS

We may register the shares of our common stock for resale by certain selling stockholders. Information about selling stockholders, where applicable, including their identities, the number of shares of common stock registered and offered on their behalf, their beneficial ownership and their relationship with us will be set forth in a prospectus supplement, in a post-effective amendment or in documents incorporated by reference into this prospectus that we file with the SEC. No selling stockholder shall sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholder and the shares being offered for resale by such selling stockholder in a subsequent prospectus supplement or in a post-effective amendment. However, selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws. The following description may not contain all of the information that is important to you. To understand the material terms of our common stock, you should read our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed with the SEC.

General

Our amended and restated certificate of incorporation authorizes capital stock consisting of:

•	200,000,000 shares of common stock, par value $0.001 per share; and

•	20,000,000 shares of preferred stock, par value $0.001 per share.

As of June 30, 2019, we had 43,184,395 shares of our common stock issued and outstanding.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our certificate of incorporation and bylaws do not provide for cumulative voting rights. Because of this, the holders of a plurality of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Fully Paid and Nonassessable

All of our outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing change in our control or other corporate action. No shares of preferred stock are outstanding.

Registration Rights

Under our Amended and Restated Investors’ Rights Agreement, as amended, holders of a majority of our common stock or their transferees, have the right to require us to register the offer and sale of their shares, or to include their shares in any registration statement we file, in each case as described below.

Demand Registration Rights

The holders of a majority of our common stock are entitled to certain demand registration rights. At any time, the holders of at least 50% of the shares having registration rights then outstanding can request that we file a registration statement to register the offer and sale of their shares. We are only obligated to effect up to two such registrations. Each such request for registration must cover securities the anticipated aggregate public offering price of which, before deducting underwriting discounts and commissions, is at least $10 million. These demand registration rights are subject to specified conditions and limitations, including the right of the underwriters to limit the number of shares included in any such registration under certain circumstances. If we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than twice in any twelve-month period, for a period of up to 120 days.

Form S-3 Registration Rights

The holders of a majority of our common stock are entitled to certain Form S-3 registration rights. At any time when we are eligible to file a registration statement on Form S-3, the holders of the shares having these rights then outstanding can request that we register the offer and sale of their shares of our common stock on a registration statement on Form S-3 so long as the request covers securities the anticipated aggregate public offering price of which is at least $1 million. These stockholders may make an unlimited number of requests for registration on a registration statement on Form S-3. However, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the twelve month period preceding the date of the request. Additionally, if we determine that it would be seriously detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than twice in any twelve month period, for a period of up to 120 days.

Piggyback Registration Rights

The holders of a majority of our common stock are entitled to certain “piggyback” registration rights. If we propose to register the offer and sale of shares of our common stock under the Securities Act, all holders of these shares then outstanding can request that we include their shares in such registration, subject to certain marketing and other limitations, including the right of the underwriters to limit the number of shares included in any such registration statement under certain circumstances. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (1) a registration related to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, (2) a registration in which the only stock being registered is common stock issuable upon conversion of debt securities also being registered, (3) a registration on any registration form that does not permit secondary sales or (4) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of our common stock, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.

Expenses of Registration

We will pay all expenses relating to any demand registrations, Form S-3 registrations and piggyback registrations, subject to specified exceptions.

Termination

The registration rights terminate upon the earliest of (1) the date that is three years after the closing of our initial public offering and (2) as to a given holder of registration rights, the date when such holder of registration rights can sell all of such holder’s registrable securities during any ninety day period pursuant to Rule 144 promulgated under the Securities Act.

Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Certain provisions of Delaware law and certain provisions in our amended and restated certificate of incorporation and amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences or relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Classified Board

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, designated Class I, Class II and Class III. Each class is an equal number of directors, as nearly as possible, consisting of one-third of the total number of directors constituting the entire board of directors. The term of the Class II directors shall terminate on the date of the 2020 annual meeting, the term of the initial Class III directors shall terminate on the date of the 2021 annual meeting and the term of the Class I directors will terminate on the date of the 2022 annual meeting. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Removal of Directors

Our amended and restated certificate of incorporation provides that stockholders may only remove a director for cause by a vote of no less than a majority of the shares present in person or by proxy at the meeting and entitled to vote.

Director Vacancies

Our amended and restated certificate of incorporation authorizes only our board of directors to fill vacant directorships.

No Cumulative Voting

Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulate votes in the election of directors.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by an officer at the request of a majority of our board of directors, by the Chair of our board of directors or by our Chief Executive Officer.

Advance Notice Procedures for Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally will have to be delivered to and received at our principal executive offices before notice of the meeting is issued by the secretary of the company, with such notice being served not less than 90 nor more than 120 days before the meeting. Although the amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Amending our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation may be amended or altered in any manner provided by the Delaware General Corporation Law (“DGCL”). Our amended and restated bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least majority of the voting power of all the then outstanding shares of the common stock, except for any amendment of the above provisions, which would require the approval of a two-thirds majority of our then outstanding common stock. Our amended and restated certificate of incorporation provides that our bylaws may be amended, altered or repealed by the board of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuances without stockholder approval, except as required by the listing standards of NASDAQ, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Jurisdiction

Our amended and restated certificate of incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of fiduciary duty, any action asserting a claim arising pursuant to the DGCL, any action regarding our amended and restated certificate of incorporation or our amended and restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. Our amended and restated certificate of incorporation provides further that the federal district courts of the United States of America is the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

On December 19, 2018, the Delaware Chancery Court issued an opinion in Sciabacucchi v. Salzberg, C.A. No. 2017-0931-JTL, invalidating a provision in the certificates of incorporation of three Delaware corporations that each purported to limit to federal court the forum in which a stockholder could bring a claim under the Securities Act . The Delaware Chancery Court held that a Delaware corporation can only use its constitutive documents to bind a plaintiff to a particular forum where the claim involves rights or relationships that were established by or under Delaware’s corporate law.

In light of the recent Sciabacucchi decision, the Company does not currently intend to enforce the federal forum selection provision in its certificate of incorporation unless the Sciabacucchi decision is reversed on appeal. If the decision is not appealed or if the Delaware Supreme Court affirms the Delaware Chancery Court’s decision, then we will seek approval by our stockholders to amend our certificate of incorporation at our next regularly-scheduled annual meeting of stockholders to remove the invalid provision.

Business Combinations with Interested Stockholders

We are governed by Section 203 of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a business combination (as defined in such section) with an “interested stockholder” (defined generally as any person who beneficially owns 15% or more of the outstanding voting stock of such corporation or any person affiliated with such person) for a period of three years following the time that such stockholder became an interested stockholder, unless (i) prior to such time the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock of such corporation outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (A) by persons who are directors and also officers of such corporation and (B) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of at least 66 2/3% of the outstanding voting stock of such corporation not owned by the interested stockholder.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive directors.

The limitation on liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Listing

Our common stock is listed on the NASDAQ under the symbol “ALLK.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.

PLAN OF DISTRIBUTION

We and/or one or more selling stockholders, if applicable, may sell the shares of common stock covered by this prospectus in any of the following ways (or in any combination):

•	directly to one or more purchasers;

•	to or through underwriters or dealers; or

•	through agents.

We will prepare a prospectus supplement or supplements, if required, that will describe the method of distribution and disclose the terms and conditions of any offering of shares of common stock, including:

•	the name or names of any underwriters, dealers or agents and the amounts of common stock underwritten or purchased by each of them;

•

the offering price of the shares of common stock and the proceeds to us and/or any selling stockholders, if applicable, and any underwriting discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers; and

•	any options under which underwriters may purchase additional shares of common stock from us and/or any selling stockholder.

Any offering price and any discounts, commissions, concessions or agency fees allowed or reallowed or paid to dealers may be changed from time to time.

Pursuant to our Amended and Restated Investors’ Rights Agreement with certain stockholders, as amended, we will pay certain registration expenses of such selling stockholders.

We and/or any selling stockholders, if applicable, may distribute the common stock from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed from time to time;

•	market prices prevailing at the time of sale;

•	prices relating to such prevailing market prices; or

•	negotiated prices.

Underwriters, dealers or any other third parties described above may offer and sell the offered common stock from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. If underwriters or dealers are used in the sale of any shares of common stock, the common stock will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares of common stock will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares of common stock if they purchase any of the shares of common stock (other than any shares of common stock purchased upon exercise of any overallotment option), unless otherwise specified in the prospectus supplement. We and/or one or more selling stockholders may use underwriters with whom we and/or such selling stockholders have a material relationship. We will describe the nature of any such relationship in the prospectus supplement, as required, naming the underwriter.

We and/or one or more selling stockholders, if applicable, may sell the common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the common stock and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may engage in “at the market” offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the shares of common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions to be paid for solicitation of these contracts. Any underwriters, dealers and agents that participate in the distribution of the common stock may be deemed to be “underwriters” as defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the common stock, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the shares of common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

We and/or any selling stockholders may agree to indemnify an underwriter, dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act.

The specific terms of the lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

Selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than under this prospectus. Registration of the shares of common stock covered by this prospectus does not mean that any shares of common stock will be offered or sold.

LEGAL MATTERS

The validity of our common stock will be passed upon for us by Simpson Thacher & Bartlett LLP, Palo Alto, California. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http://www.sec.gov.

Our website address is www.allakos.com. The information on our website, or that can be accessed through our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus is a part of the registration statement and does not contain all the information in the registration statement and the exhibits to the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein through the SEC’s Internet website referred to above.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the common stock by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference in this prospectus the documents set forth below that have been previously filed with the SEC; provided, however, that we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December  31, 2018 from our Definitive Proxy Statement on Schedule 14A filed on April 30, 2019;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019;

•

our Current Reports on Form 8-K filed on January 7, 2019, January 29, 2019, February  4, 2019, February 11, 2019, February  19, 2019, May 7, 2019, June 10, 2019 and August 5, 2019 (other than the information furnished under Item 2.02);

•

the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on July 11, 2018, including any subsequent filed amendments and reports updating such description; and

•

any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of this offering but excluding any information furnished to, rather than filed with, the SEC.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated in the documents) by writing or telephoning us at the following address:

Allakos Inc.

975 Island Drive, Suite 201

Redwood City, California 94065

(650) 597-5002

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus. Neither we nor any selling stockholder has authorized anyone else to provide you with different information.

$250,000,000

Allakos Inc.

Common Stock

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